Exhibit 10.1

Execution version

G-INFRA LP,

as Borrower

Up to $50,000,000

SENIOR CREDIT AGREEMENT

SOCIÉTÉ GÉNÉRALE,

as Administrative Agent, Calculation Agent and Lead Arranger

September 30, 2026

4.5	Funding Losses	62
4.6	Matters Applicable to all Actions or Requests for Compensation	62
4.7	Survival	63

SECTION 5.	SECURITY	63

5.1	Liens and Security Interest	63
5.2	Required Accounts	64
5.3	Lender Offset	67
5.4	Agreement to Deliver Additional Collateral Documents	67
5.5	Subordination	68

SECTION 6.	CONDITIONS PRECEDENT TO LENDING	68

6.1	Obligations of the Lenders	68
6.2	Conditions to all Loans	71

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES	71

7.1	Organization and Good Standing	71
7.2	Authorization and Power	72
7.3	No Conflicts or Consents	72
7.4	Enforceable Obligations	72
7.5	Priority of Liens	72
7.6	Financial Condition	73
7.7	Full Disclosure	73
7.8	No Default	73
7.9	No Litigation	73
7.10	Material Adverse Effect	73
7.11	Taxes	73
7.12	Principal Office; Jurisdiction of Formation	73
7.13	ERISA	74
7.14	Compliance with Law	74
7.15	Environmental Matters	74
7.16	Ownership of Portfolio Investments	74
7.17	Fiscal Year	75
7.18	Portfolio Investment Documents; Portfolio Investment Obligations	75
7.19	Margin Stock	76
7.20	Status under the Investment Company Act	76
7.21	Indebtedness	76
7.22	[Reserved]	76
7.23	Foreign Asset Control Laws and Anti-Corruption Laws	76
7.24	Borrowing Base Certificate	76
7.25	Organizational Structure	76
7.26	Issuers	77
7.27	Dodd-Frank Act	77

7.28	[Reserved]	77
7.29	[Reserved]	77
7.30	General Partner	77

SECTION 8.	AFFIRMATIVE COVENANTS	77

8.1	Financial Statements, Reports and Notices	77
8.2	Payment of Taxes	80
8.3	Maintenance of Existence and Rights	80
8.4	Notice of Default; Material Investment Event	81
8.5	Other Notices	81
8.6	Compliance with Constituent Documents	82
8.7	Books and Records; Access	82
8.8	Compliance with Law	82
8.9	Insurance	82
8.10	Authorizations and Approvals	82
8.11	Maintenance of Liens	82
8.12	Further Assurances	83
8.13	Maintenance of Separate Existence	83
8.14	[Reserved]	83
8.15	Valuation	83
8.16	Solvency	84
8.17	OFAC Compliance, Investor Procedures and Anti-Corruption Laws	84

SECTION 9.	NEGATIVE COVENANTS	84

9.1	Mergers, Etc.	84
9.2	Negative Pledge	85
9.3	Fiscal Year, Accounting Method, Jurisdiction	85
9.4	Operating Agreements	85
9.5	Transfer of the General Partner’s Interest or an Interest in the General Partner	85
9.6	ERISA Compliance	85
9.7	Dissolution	86
9.8	Limitations on Distributions	86
9.9	Limitations on Indebtedness	86
9.10	Limitation on Withdrawals from Collateral Accounts	86
9.11	[Reserved]	86
9.12	Limitations on Dispositions	87
9.13	Anti-Corruption Compliance and Sanctions Compliance	87

SECTION 10.	EVENTS OF DEFAULT	87

10.1	Events of Default	87
10.2	Remedies Upon Event of Default	90
10.3	Additional Default Remedies	91
10.4	Waivers of Notice, Etc.	92

SECTION 11.	AGENCY PROVISIONS	93

11.1	Appointment and Authorization of Agents	93
11.2	Delegation of Duties	94
11.3	Exculpatory Provisions	94
11.4	Reliance on Communications	95
11.5	Notice of Default	95
11.6	Non-Reliance on Agents and Other Lenders	95
11.7	Indemnification	96
11.8	Agents in Their Individual Capacity	97
11.9	Successor Agent	97
11.10	Reliance by the Borrower	98
11.11	Administrative Agent May File Proofs of Claim	98
11.12	Acknowledgements of Lenders	99

SECTION 12.	MISCELLANEOUS	100

12.1	Amendments	100
12.2	Sharing of Offsets	102
12.3	Sharing of Collateral	102
12.4	Waiver	103
12.5	Payment of Expenses; Indemnity	103
12.6	Notice	105
12.7	Governing Law	106
12.8	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	106
12.9	Invalid Provisions	107
12.10	Entirety	107
12.11	Parties Bound; Assignment	107
12.12	Lender Removal/Replacement	110
12.13	Maximum Interest	111
12.14	Headings	111
12.15	Survival	111
12.16	Full Recourse	111
12.17	Availability of Records; Confidentiality	111
12.18	USA PATRIOT Act Notice; Etc.	112
12.19	Multiple Counterparts	112
12.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	112
12.21	Lender ERISA Representations	113

SCHEDULES

SCHEDULE I:	Credit Party Information
SCHEDULE II:	Lender Commitments
SCHEDULE III:	Responsible Officers
SCHEDULE IV:	[Reserved]
SCHEDULE V:	Subsidiaries

EXHIBITS

EXHIBIT A:	Form of Borrowing Base Certificate
EXHIBIT B:	Form of Promissory Note
EXHIBIT C-1:	Form of Account Pledge Agreement
EXHIBIT C-2:	Form of Account Pledge Agreement (Liquid Asset Investment Custodial Account)
EXHIBIT D-1:	Form of New York Equity Pledge Agreement
EXHIBIT D-2:	Form of Cayman Security Deed
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	Form of Rollover / Conversion Notice
EXHIBIT G:	Form of Lender Assignment and Acceptance Agreement
EXHIBIT H-1:	Form of U.S. Tax Compliance Certificate
EXHIBIT H-2:	Form of U.S. Tax Compliance Certificate
EXHIBIT H-3:	Form of U.S. Tax Compliance Certificate
EXHIBIT H-4:	Form of U.S. Tax Compliance Certificate
EXHIBIT I:	Form of Responsible Officer’s Certificate
EXHIBIT J:	[Reserved]
EXHIBIT K:	Form of Compliance Certificate
EXHIBIT L:	Form of Monthly Certificate
EXHIBIT M:	Form of Facility Increase Request

v

SENIOR CREDIT AGREEMENT

THIS SENIOR CREDIT AGREEMENT (this “Credit Agreement”) is dated as of September 30, 2026 by and among (i) G-INFRA LP, a Delaware limited partnership (the “Borrower”), (ii) G-Infra AM Private Investments LP, a Delaware limited partnership (the “Direct Infrastructure Account Pledgor”), (iii) G-Infra XIG US Investments (DCB) LLC, a Delaware limited liability company, (iv) G-Infra XIG Non-US Investments (FCB) LP, a Cayman Islands exempted limited partnership, acting by its general partner, G-INFRA GP ADVISORS LLC (the “General Partner”) (the entities in clauses (iii) and (iv), the “Secondaries Account Pledgors”), (v) G-Infra XIG US Investments (DCB) AB LLC, a Delaware limited liability company (the “Delaware Issuer”), (vi) G-Infra XIG Non-US Investments (FCB) AB LP, a Cayman Islands exempted limited partnership, acting by its general partner, the General Partner, (vii) G-Infra XIG Non-US Investments (FCB) II AB LP, a Cayman Islands exempted limited partnership, acting by its general partner, the General Partner (the entities in clauses (vi) and (vii), the “Cayman Issuers”), (viii) G-Infra XIG US Credit Investments AB LLC, a Delaware limited liability company (the “Issuer Pledgor”), (ix) G-Infra Liquidity Investments LP, a Cayman Islands exempted limited partnership, acting by its general partner, the General Partner (the “Liquid Asset Account Pledgor”), and (x) SOCIÉTÉ GÉNÉRALE, as Administrative Agent (hereinafter defined), Calculation Agent (hereinafter defined), the Arranger and a Lender, and each of the other Persons from time to time party hereto as Lenders (each capitalized term not defined is defined below).

RECITALS:

A. The Borrower has requested that the Lenders provide credit to the Borrower in the form of revolving loans on the terms and conditions set forth herein; and

B. The Lenders are willing to make Loans (as hereinafter defined) upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1. DEFINITIONS

1.1 Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section or recital referred to:

“Account Control Agreement” means, with respect to any Collateral Account, each securities account control agreement and/or deposit account control agreement (or similarly titled agreement) among (x) the applicable Account Pledgor, (y) the Administrative Agent on behalf of the Secured Parties and (z) the applicable depositary bank or securities intermediary with respect to such account, providing for springing control of the applicable account in favor of the Administrative Agent, each as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Account Pledge Agreement” means each New York law governed pledge agreement dated on or about the date of this Credit Agreement, substantially in the form of Exhibit C-1 or C-2 hereto, and granted by the applicable Account Pledgor as pledgor in favor of the Administrative Agent as pledgee in respect of the Collateral Account(s) relating to such Account Pledgor.

“Account Pledgor” means each of (i) the Borrower, (ii) the Liquid Asset Account Pledgor, (iii) the Direct Infrastructure Account Pledgor, (iv) the Secondaries Account Pledgors and (v) the Issuers.

“Adjusted EURIBOR Rate” means, for any Loan, for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Lender to be equal to the quotient obtained by dividing: (i) the EURIBOR Rate for such Loan for such Interest Period by (ii) one (1) minus the EURIBOR Reserve Requirement for such Loan for such Interest Period; provided that if the Adjusted EURIBOR Rate as so determined would be less than zero, such rate shall be deemed zero for purposes of this Credit Agreement.

“Adjusted Liquid Asset NAV” means, with respect to each Eligible Investment that constitutes a Liquid Asset Investment, as of any date of determination, the Borrower’s Proportionate Share of the NAV of such Eligible Investment, as adjusted (but without duplication of any adjustments or reductions set forth in the definition of “NAV”) for (A) any Write-Down Valuation or Appraisal Adjustment of such Eligible Investment occurring on or prior to such date; (B) the exclusion of or decrease in value of such Eligible Investment with respect to which a Material Investment Event has occurred on or prior to such date (as required by the definition of the term Material Investment Event); and (C) any reduction due to the Concentration Limit (provided that only that portion of such Eligible Investment in excess of the Concentration Limit shall be excluded for purposes of the calculation of the Borrowing Base).

“Administrative Agent” means Société Générale until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares or partnership interests or by contract or otherwise.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6, or such other address as may be identified by written notice from the Administrative Agent to the Borrower and the Lenders.

“Agent-Related Person” is defined in Section 11.3.

“Agents” means, collectively, the Administrative Agent, the Calculation Agent, the Arrangers and any successors and assigns in such capacities.

“Aggregate BSL NAV” means the aggregate NAV of all Eligible Investments that are Broadly Syndicated Loans.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1⁄2 of 1% and (c) Term SOFR for a one month tenor (determined as of the Reference Time with respect to such date) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 4.3 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 4.3), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Alternate Base Rate Conversion Date” is defined in Section 2.3(g).

“Alternate Base Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Alternate Base Rate. All Alternate Base Rate Loans shall be denominated in Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Credit Parties from time to time concerning or relating to bribery or corruption.

“Applicable Asset Advance Rate” means, with respect to any Direct Infrastructure Investment as of any date of determination, the percentage set forth below opposite the range within which the Asset LTV of such Direct Infrastructure Investment falls as of such date:

Asset LTV	Applicable Asset Advance Rate
< 62.5%	100%
≥ 62.5% and < 75%	50%
≥ 75%	0%

“Applicable Asset Value” means, with respect to any Direct Infrastructure Investment as of any date of determination, an amount equal to the product of (x) the Applicable Asset Advance Rate for such Direct Infrastructure Investment and (y) (i) the gross fair market value of such Direct Infrastructure Investment (determined in accordance with the Borrower’s valuation policy and Generally Accepted Accounting Principles, without deduction for Indebtedness) minus (ii) the aggregate amount of Indebtedness taken into account in calculating the Asset LTV of such Direct Infrastructure Investment pursuant to clause (a) of the definition of “Asset LTV”.

“Applicable BSL Advance Rate” means, at any time for any Eligible Investment that constitutes a Liquid Asset Investment that is a Broadly Syndicated Loan, the rate (expressed as a percentage) set forth in the table below corresponding to the type and credit rating of such Broadly Syndicated Loan, minus each of the following applicable percentage reductions: (a) if fewer than three bid-side quotes are available for such Broadly Syndicated Loan on LoanX Mark-It Partners or Loan Pricing Corporation as of the applicable date of determination, 5.0%; and (b) (x) if the price of such Broadly Syndicated Loan is less than 90% of par (but equal to or greater than 80% of par) as of the applicable date of determination, 7.5%, or (y) if the trade price of such Broadly Syndicated Loan is less than 80% of par as of the applicable date of determination, 15.0% (in each case of (x) and (y), the price of a Broadly Syndicated Loan shall be determined by reference to the most recent bid-side quote available on LoanX Mark-It Partners or Loan Pricing Corporation):

Rating
S&P and Fitch	Moody’s	Senior Secured Loan	Second Lien Loan
B+ or above	B1 or above	80.0%	60.0%
B	B2	75.0%	55.0%
B-	B3	70.0%	50.0%
CCC+	Caa1	60.0%	50.0%
CCC	Caa2	55.0%	45.0%
CCC-	Caa3	50.0%	45.0%
CC and C	Ca and C	50.0%	0.0%

“Applicable Margin” means, (x) for Loans under the Private Asset Tranche, (i) in the case of Benchmark Rate Loans, 2.85% per annum and (ii) in the case of Alternate Base Rate Loans, 1.85% per annum, and (y) for Loans under the Liquid Asset Tranche, (i) in the case of Benchmark Rate Loans, 1.70% per annum and (ii) in the case of Alternate Base Rate Loans, 0.70% per annum.

“Applicable Time” means, with respect to any Borrowings and payments in Euro, the local time in the place of settlement for Euro as may be determined reasonably by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment; provided that such time shall be no later than 2:00 p.m. (New York time).

“Appraisal Adjustment” is defined in Section 8.15(b).

“Approved Cure Plan” is defined in the definition of “Cure Plan”.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, that is administered or managed by: (a) a Lender or (b) an Affiliate of a Lender.

“Approved Valuation Agent” means Greenhill & Co., Houlihan Lokey, Alvarez & Marsal, Hilco, Jefferies LLC or PJT Partners LP and affiliates of each of the foregoing (or such other industry recognized third-party agent acceptable to the Borrower and the Calculation Agent, each in its reasonable discretion).

“Arranger” means each of Société Générale, as lead arranger, and any other Lenders approved as such by the Borrower and the Arrangers, each in its sole discretion.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Asset LTV” means, with respect to any Direct Infrastructure Investment as of any date of determination, the ratio (expressed as a percentage) of:

(a) the sum, without duplication, of all Indebtedness (other than the Obligations) attributable to such Direct Infrastructure Investment, determined on a combined, look-through basis and including, without limitation: (i) all Indebtedness of such Direct Infrastructure Investment itself; (ii) all Indebtedness of the Holding Company (if any) in respect of such Direct Infrastructure Investment and any Subsidiary of such Holding Company; and (iii) the Allocable Share of any Fund-Level Debt; to

(b) the gross fair market value of such Direct Infrastructure Investment (determined in accordance with the Borrower’s valuation policy and Generally Accepted Accounting Principles, without deduction for Indebtedness), in each case as of such date of determination.

For purposes of clause (a)(iii) above, “Fund-Level Debt” means any Indebtedness (other than the Obligations) that is recourse, directly or indirectly, to obligors that directly or indirectly own or hold any Direct Infrastructure Investment (provided that, for the avoidance of doubt, Fund-Level Debt shall include Direct Infrastructure Intermediate Entity Debt); and the “Allocable Share” of any Fund-Level Debt attributable to a given Direct Infrastructure Investment is the amount of such Fund-Level Debt multiplied by a fraction, the numerator of which is the gross fair market value of such Direct Infrastructure Investment and the denominator of which is the aggregate gross fair market value of all Direct Infrastructure Investments to which such Fund-Level Debt is recourse, in each case as of the applicable date of determination.

“Assignee” is defined in Section 12.11(c).

“Assignment and Acceptance Agreement” means the agreement contemplated by Section 12.11(c), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit G attached hereto.

“Available Loan Amount” means, with respect to any Tranche at any time, the lesser of (a) the applicable Maximum Tranche Commitment and (b) (i) with respect to the Liquid Asset Tranche, the Liquid Asset Tranche Borrowing Base and (ii) with respect to the Private Asset Tranche, the Private Asset Tranche Borrowing Base.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.3(f).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 BRRD of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, (a) with respect to Loans denominated in Dollars, Term SOFR and (b) with respect to Loans denominated in Euros, the Adjusted EURIBOR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR, the Adjusted EURIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.3(c).

“Benchmark Conversion Date” is defined in Section 2.3(g).

“Benchmark Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Benchmark.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) in case of Loans denominated in Dollars: the sum of (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Central Bank Rate”, the definition of “Business Day,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a Benchmark Transition Event will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.3.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Section 406 of Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” is defined in the first paragraph hereof.

“Borrower Expense” means any operating expense of the Borrower incurred in the ordinary course of the Borrower’s activities pursuant to and in compliance with its Operating Agreement and this Credit Agreement.

“Borrower Party” is defined in Section 11.1(a).

“Borrower’s Proportionate Share” means, in respect of each Portfolio Investment directly or indirectly held by the Borrower or an Intermediate Entity, the portion thereof attributable to the economic interest of the Borrower in such Portfolio Investment.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of one or more Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means the Liquid Asset Tranche Borrowing Base, the Private Asset Tranche Borrowing Base, or either or both of them, as the context shall require.

“Borrowing Base Certificate” means the spreadsheet substantially in the form of Exhibit A hereto setting forth the calculation of (x) the Private Asset Tranche Borrowing Base and (y) the LTV Ratio, which shall be provided in Microsoft Excel format.

“Broadly Syndicated Loan” means a senior loan obligation that is broadly syndicated and traded in the secondary loan market.

“Broadly Syndicated Loan Eligibility Criteria” means, with respect to any Liquid Asset Investment that is a Broadly Syndicated Loan, each of the following criteria:

(i)	such Broadly Syndicated Loan is a Senior Secured Loan or a Second Lien Loan, provided that no more than 10.0% of the Aggregate BSL NAV may consist of Second Lien Loans;

(ii)

at all times: (a) no payment default or event of default with respect to such Broadly Syndicated Loan has occurred and is continuing; (b) the Broadly Syndicated Loan Obligor of such Broadly Syndicated Loan is not the subject of any bankruptcy, insolvency, receivership, reorganization or similar proceeding; and (c) such Broadly Syndicated Loan has not been accelerated, restructured (including pursuant to any distressed debt exchange) or written off (in whole or in part) by the holder thereof;

(iii)	the outstanding principal amount of such Broadly Syndicated Loan is not less than $150,000,000;

(iv)	the aggregate principal amount of all Indebtedness outstanding with respect to the Broadly Syndicated Loan Obligor of such Broadly Syndicated Loan is not less than $350,000,000;

(v)

the Broadly Syndicated Loan Obligor (or principal guarantor of such Broadly Syndicated Loan) is organized and incorporated in the United States (such Broadly Syndicated Loan, a “U.S. BSL”), Canada, United Kingdom, Germany, Luxembourg, Singapore, France, Denmark, Netherlands or Ireland, provided that no less than 80.0% of the Aggregate BSL NAV shall consist of U.S. BSLs;

(vi)

such Broadly Syndicated Loan is publicly rated with a rating of at least “B-” by S&P, “B3” by Moody’s or “B-” by Fitch; notwithstanding the foregoing, no more than 15.0% of Aggregate BSL NAV may consist of Broadly Syndicated Loans that have a rating below the foregoing thresholds but not lower than “CCC” by S&P or Fitch, or “Caa2” by Moody’s, in each case determined as of the date of acquisition thereof; provided further, that if the rating of any Broadly Syndicated Loan declines below “CCC” by S&P or Fitch, or “Caa2” by Moody’s after the date of acquisition thereof, such Broadly Syndicated Loan may remain as an “Eligible Investment” but shall be subject to the applicable advance rates as set forth in the definition of “Applicable BSL Advance Rate”;

(vii)

such Broadly Syndicated Loan shall have observable bid-side quotes from at least two (2) Nationally Recognized Pricing Providers; provided that no more than 15.0% of Aggregate BSL NAV may consist of Broadly Syndicated Loans that have observable bid-side quotes from only one (1) Nationally Recognized Pricing Provider, and provided, further, that any such Broadly Syndicated Loan with fewer than three (3) observable bid-side quotes shall be subject to the applicable advance rate reduction set forth in the definition of “Applicable BSL Advance Rate”;

(viii)

the mid-market price of such Broadly Syndicated Loan as of the applicable trade date (as determined by reference to LoanX Mark-It Partners or the Loan Pricing Corporation) is not less than 70% of par; provided that, no more than 10.0% of the Aggregate BSL NAV may consist of Broadly Syndicated Loan that are quoted below 80% of par; provided, further, that any Broadly Syndicated Loan with a mid-market price (x) below 90% of par (but equal to or greater than 80% of par) or (y) below 80% of par shall, in each case, be subject to the applicable advance rate reduction set forth in the definition of “Applicable BSL Advance Rate”;

(ix)	the stated maturity of such Broadly Syndicated Loan does not exceed eight (8) years from the date of origination thereof;

(x)	no more than 5.0% of the Aggregate BSL NAV may consist of Broadly Syndicated Loans of a single Broadly Syndicated Loan Obligor; and

(xi)	no more than 20.0% of the Aggregate BSL NAV may consist of Broadly Syndicated Loans of a single industry (as determined by the Calculation Agent).

“Broadly Syndicated Loan Obligor” means, with respect to a Broadly Syndicated Loan, the borrower, issuer or obligor thereof.

“Business Day” means any day of the year except: (a) a Saturday, Sunday or other day on which commercial banks in the State of New York or the United Kingdom are authorized or required by law to close; (b) if such day relates to any interest rate settings as to a Benchmark Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Benchmark Rate Loan, or any other dealings to be carried out pursuant to this Credit Agreement in respect of any such Benchmark Rate Loan (or any Alternate Base Rate Loan as to which the interest rate is determined by reference to SOFR), any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; and (c) if such day relates to any interest rate settings as to a Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euro in respect of any such Benchmark Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Loan, any such day that is also a TARGET Day.

“Calculation Agent” means Société Générale, in its capacity as calculation agent, until the appointment of a successor “Calculation Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Calculation Agent. Unless otherwise expressly stated herein, all determinations by the Calculation Agent hereunder and under the other Loan Documents shall be made in its sole and absolute discretion.

“Cash Control Event” is defined in Section 5.2(c).

“Cayman Security Deed” means each Cayman Islands law governed security deed in respect of a limited partnership interest dated on or about the date of this Credit Agreement, substantially in the form of Exhibit D-2 hereto, and granted by the Issuer Pledgor, as pledgor in favor of the Administrative Agent as pledgee in respect of the Equity Interests in each Cayman Issuer.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in Euros, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (ii) zero; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in Euros, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euros in effect on the last Business Day in such period. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each of the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in the applicable currency for a maturity of one month.

“Change in Law” means (a) the adoption of any Governmental Rule, Law or bank regulatory guideline after the Closing Date (or, with respect to any Person first becoming a Lender after the Closing Date, the date such Person first becomes a Lender); (b) any change in any Governmental Rule, Law or bank regulatory guideline or any clarification or change in the interpretation, application or administration thereof by any Governmental Authority after the Closing Date (or, with respect to any Person first becoming a Lender after the Closing Date, the date such Person first becomes a Lender); or (c) the making or issuance of any rule, guideline or directive (whether or not having the force of law) by any Governmental Authority after the Closing Date (or, with respect to any Person first becoming a Lender after the Closing Date, the date such Person first becomes a Lender).

“Change of Control” means the failure of (a) (i) The Goldman Sachs Group, Inc., (ii) any Affiliate of The Goldman Sachs Group, Inc. or (iii) a third party administrator (or other non-affiliated managers affiliated with third-party (or independent) administrators) acceptable to the Calculation Agent in its reasonable discretion acceptable to the Calculation Agent in its reasonable discretion, in each case, to, directly or indirectly, control the Borrower (or the general partner thereof, as applicable), or (b) the failure of any Pledgor to directly own in the aggregate 100% of the Equity Interests of each Issuer that is a Material Borrower Party pledged under the Collateral Documents by such Pledgor.

“Closing Date” means September 30, 2026.

“Collateral” is defined in Section 5.1.

“Collateral Account” is defined in Section 5.2(a)(i), and “Collateral Accounts” means, where the context requires, all Collateral Accounts, collectively.

“Collateral Documents” is defined in Section 5.1(b).

“Commitment” means, with respect to each Lender, the aggregate commitment of such Lender to make Loans under any Tranche on or after the Closing Date in accordance herewith, comprised of (a) such Lender’s Liquid Asset Tranche Commitment and (b) such Lender’s Private Asset Tranche Commitment, in each case in an amount not to exceed the amounts set forth opposite such Lender’s name on Schedule II attached hereto.

“Commitment Fee” is defined in Section 2.10(b).

“Commitment Fee Payment Date” means: (a) the tenth (10th) Business Day following the end of each calendar quarter; and (b) the Maturity Date.

“Commitment Fee Rate” means, with respect to any quarterly period, (a) with respect to the Liquid Asset Tranche, if the Utilization Rate in respect of the Liquid Asset Tranche for such period is (i) less than or equal to 25%, then 0.75% per annum, (ii) greater than 25% but less than or equal to 50%, then 0.60% per annum and (iii) greater than 50%, then 0.50% per annum, and (b) with respect to the Private Asset Tranche, if the Utilization Rate in respect of the Private Asset Tranche for such period is (i) less than or equal to 25%, then 0.80% per annum, (ii) greater than 25% but less than or equal to 50%, then 0.75% per annum and (iii) greater than 50%, then 0.70% per annum.

“Competitor” means any entity that is principally engaged in the business of arranging or making private equity, infrastructure, real estate and/or private debt investments of the kind customarily made by funds with investment objectives similar to those of the Borrower (other than non-competitive units or divisions of a commercial lender as reasonably determined by the Borrower), provided that the term “Competitor” shall not include any commercial bank, investment bank or insurance company

“Compliance Certificate” is defined in Section 8.1(a)(iii).

“Concentration Limit” means, at all times:

(i)	the NAV solely with respect to Eligible Investments attributable to a single Direct Infrastructure Investment shall not exceed 15.0% of the total NAV with respect to all Portfolio Investments;

(ii)	the NAV solely with respect to Eligible Investments attributable to Non-OECD Direct Infrastructure Investments shall not exceed 20.0% of the total NAV with respect to all Portfolio Investments; and

(iii)	the NAV of all Eligible Investments that are Secondaries Investments that are not owned by a Secondaries Issuer shall not exceed 15.0% of the total NAV with respect to all Portfolio Investments;

(and, for the avoidance of doubt, any such excess shall not itself constitute a breach, Default or Event of Default but rather shall be reflected as an exclusion from the applicable Borrowing Base).

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning the Borrower, Portfolio Investments or Investors, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Borrower to this Credit Agreement orally or in writing to any Agent or Lender or their respective attorneys, certified public accountants or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by such Agent or Lender or such Agent’s Agent-Related Persons or Lender’s respective attorneys, certified public accountants or agents prior to such time such information became public); or (b) was or became available to an Agent or a Lender on a non-confidential basis from the Borrower or any other source not bound by confidentiality obligations to the Borrower at or prior to such time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture or other applicable agreement of formation and any certificate, agreement, instrument, filing, statement or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the jurisdiction of its formation or registration, in each case as amended from time to time; (b) in the case of any limited liability company, the certificate of registration or articles of association or certificate of formation and limited liability operating agreement for such Person and any certificate, agreement, instrument, filing, statement or notice with respect thereto filed in connection with its formation with the secretary of state or other department or Registrar of Limited Liability Companies in the jurisdiction of its formation or registration, in each case as amended from time to time; and (c) in the case of a corporation, company or exempted company, the certificate or articles of incorporation and the bylaws for such Person.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code), in each case of which the Borrower is a member or may become a member.

“Conversion Notice” is defined in Section 2.3(g).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustments) as such Available Tenor.

“Covered Matters” is defined in Section 4.4(a).

“Credit Agreement” means this Senior Credit Agreement, of which this Section 1.1 forms a part, together with all amendments, modifications and restatements hereof, and supplements and attachments hereto.

“Credit Facility” means the Loans and Commitments provided to the Borrower by the Lenders under the terms and conditions of this Credit Agreement.

“Credit Party” means the Borrower, the General Partner, each of the Pledgors and each of the Account Pledgors. “Credit Parties” means, where the context requires, the Borrower, the General Partner, the Pledgors and the Account Pledgors, collectively.

“Cure Plan” means, with respect to any Maximum LTV Breach, a written plan to cure such Maximum LTV Breach submitted by the Borrower to the Administrative Agent and the Calculation Agent no later than ten (10) Business Days of the applicable Determination Date, which such plan shall be subject to the approval of the Calculation Agent in its sole discretion (which such approval or rejection shall be provided by the Calculation Agent within three (3) Business Days of receipt of such plan; provided that, if the Calculation Agent fails to respond within such period, such Cure Plan shall be deemed rejected). Any such Cure Plan approved by the Calculation Agent in accordance with the foregoing shall be an “Approved Cure Plan”.

“Current Party” is defined in Section 12.12.

“Daily Simple SOFR” means, for any day, a rate per annum equal to SOFR for the day that is five (5) Business Days prior to (i) if such day is a Business Day, such date or (ii) if such day is not a Business Day, the immediately preceding Business Day.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including, without limitation, the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Default Rate” means on any day a per annum rate of interest equal to the lesser of: (a) (i) for Obligations upon which interest accrues, the then applicable interest rate in effect on such day, plus two percent (2%); and (ii) for all other Obligations, the Alternate Base Rate in effect on such date for a one month period, plus two percent (2%); and (b) the Maximum Rate.

“Defaulting Lender” means, any Lender that (a) has failed to (i) fund all or any portion of its Loans within one Business Day of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (b) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement, or has made a public statement that it does not intend to comply with its funding obligations under this Credit Agreement or generally under credit agreements substantially similar to the Credit Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder or a loan under any such other credit agreement and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under Debtor Relief Laws, including the appointment of a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (ii) has, or has an indirect parent company that has, become the subject of a Bail-in Action.

“Deferral Obligations” is defined in Section 9.9.

“Delaware Issuer” is defined in the introductory paragraph to this Credit Agreement.

“Determination Date” is defined in Section 2.1(d)(ii).

“Direct Infrastructure Account Pledgors” is defined in the introductory paragraph to this Credit Agreement.

“Direct Infrastructure Intermediate Entity Debt” is defined in Section 9.9.

“Direct Infrastructure Investment” means “Direct Infrastructure Investment” (as such term is defined in the Prospectus as of the date of this Credit Agreement).

“Disposition” or “Dispose” or “Disposed” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” is defined in Section 9.8.

“Dollar Equivalent” means, at any time, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in Euros, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of dollars with Euros last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with Euros, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion (except as otherwise provided in Section 1.5(a)) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion (except as otherwise provided in Section 1.5(a)).

“Dollars” and the sign “$” mean lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means: (a) a Lender, an Affiliate or a Lender or an Approved Fund; or (b) any other Person approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) and, unless an Event of Default exists at the time any assignment is effected, the Borrower (such approval not to be unreasonably withheld, conditioned or delayed and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender or the Administrative Agent from the Borrower within ten (10) Business Days after notice of such proposed assignment has been delivered by the assigning Lender to the Borrower and the Administrative Agent); provided that (i) neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee, (ii) in each case, the Eligible Assignee must be a Qualified Purchaser and (iii) no Competitor shall qualify as an Eligible Assignee unless an Event of Default has occurred and been continuing for thirty (30) calendar days.

“Eligible Institution” means (a) State Street Bank and Trust Company and its Affiliates; provided that such depository institution or Affiliate, as the case may be, must have a short-term unsecured debt rating of at least P-2 from Moody’s and at least A-2 from S&P; (b) any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P (or otherwise approved by the Calculation Agent in its sole discretion) and (c) Goldman Sachs & Co. LLC, or other securities intermediaries, for so long as Goldman Sachs & Co. LLC, or such other securities intermediary has at least two of the following short-term unsecured debt ratings: P-2 or higher from Moody’s, A-2 or higher from S&P and F2 or higher from Fitch. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“Eligible Investment” means, at any time, a Portfolio Investment that is (w) in the case of a Secondaries Investment, owned directly or indirectly by a Secondaries Issuer or a Secondaries Account Pledgor, (x) in the case of any Direct Infrastructure Investment, owned directly or indirectly by the Borrower, (y) in the case of any share or units in Money Market Funds, owned directly by the Liquid Asset Account Pledgor, and (z) in the case of any Broadly Syndicated Loan, owned directly by the Liquid Asset Account Pledgor and satisfies each of the Broadly Syndicated Loan Eligibility Criteria, and that, in each case: (a) is described in the definition of “Portfolio Investment”, (b) is not an Excluded Portfolio Investment and (c) is not subject to: (i) any security interest, lien or other encumbrance other than Permitted Liens or (ii) any Material Investment Event (to the extent excluded entirely as set forth in the definition thereof). For the avoidance of doubt, no consent from any Agent or Lender is required for the inclusion of any Portfolio Investment acquired by the Borrower, any Subsidiary of the Borrower, or any Intermediate Entity (including after the Closing Date) as an Eligible Investment.

“Equity Interests” means all shares, options, warrants, membership interests, general, limited or preferred partnership interests or units or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or other entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Securities Exchange Act of 1934, as amended).

“Equity Pledge Agreement” means each of: (a) the Cayman Security Deeds and (b) the New York Equity Pledge Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any United States Governmental Authority, as from time to time in effect.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” means, for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m. Brussels time, two Business Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Rate as so determined would be less than zero, the EURIBOR Rate will be deemed to be zero for purposes of this Credit Agreement.

“EURIBOR Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the EURIBOR Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to: (a) any category of liabilities which includes deposits by reference to which EURIBOR Rate is to be determined; or (b) any category of extensions of credit or other assets which include EURIBOR Rate Loans bearing interest based off EURIBOR. EURIBOR shall be adjusted automatically on and as of the effective date of any change in the EURIBOR Reserve Requirement. Each determination by the Lender of the EURIBOR Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.

“EURIBOR Screen Rate” means, for any day and time, with respect to any Benchmark Rate Loan denominated in Euros for any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate for the relevant period displayed on page EURIBOR01 of the Reuters screen) (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 A.M. Brussels time, two Business Days prior to the commencement of such Interest Period; provided, that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Euro Interest Period”) with respect to the applicable currency, then the EURIBOR Rate shall be the Interpolated Rate at such time.

“Euro” and “€” means the lawful currency of the European Union.

“Event of Default” is defined in Section 10.1.

“Excluded Portfolio Investment” is defined in Section 7.16(b).

“Excluded Proceeds” is defined in Section 5.1(a)(iii).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes (i) imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized, formed or incorporated under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which: (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request under Section 4.6) (or, if such Lender is an intermediary, partnership or other flow-through entity for U.S. federal income tax purposes, the date on which the relevant beneficiary, partner or member of such Lender becomes a beneficiary, partner or member thereof, if later); or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor (or the assignor to such Lender’s beneficiary, partner or member, as applicable) immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(e); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Bridge Facility” means that certain Senior Credit Agreement dated as of April 11, 2025, between the Borrower, as borrower, the General Partner, Société Générale as administrative agent, calculation agent, the arranger and a lender, as may be amended from time to time, including by that certain First Amendment dated as of March 2, 2026 and that certain Second Amendment dated as of June 24, 2026.

“Existing Law” means (a) the final rule titled “Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance; Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues,” adopted by the United States bank regulatory agencies on December 15, 2009 (the “FAS 166/167 Capital Guidelines”); (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”); (c) the revised Basel Accord prepared by the Basel Committee on Banking Supervision as set out in the publication entitled “Basel II: International Convergence of Capital Measurements and Capital Standards: A Revised Framework,” as updated from time to time (“Basel II”); (d) the revised Basel Accord prepared by the Basel Committee on Banking Supervision as set out in the publication entitled: “Basel III: A global regulatory framework for more resilient banks and banking systems” (“Basel III”); or (e) any rules, regulations, guidance, interpretations or directives from any Governmental Authority relating to, or implementing the FAS 166/167 Capital Guidelines, the Dodd-Frank Act, Basel II or Basel III (whether or not having the force of law).

“Facility Increase” is defined in Section 2.11(a).

“Facility Increase Effective Date” is defined in Section 2.11(b).

“Facility Increase Request” means a notice substantially in the form of Exhibit M hereto, pursuant to which the Borrower requests an increase of the Maximum Liquid Asset Tranche Commitment and/or the Maximum Private Asset Tranche Commitment in accordance with Section 2.11.

“Facility NAV” means, at any time, the sum of (A) the Borrower’s Proportionate Share of the NAV of all Eligible Investments, calculated in accordance with the definition of “NAV” and as adjusted (but without duplication of any adjustments or reductions set forth in the definition of “NAV”) for (a) any Write-Down Valuation or Appraisal Adjustment of any Eligible Investment occurring on or prior to such date; (b) the exclusion of or decrease in value of any Eligible Investment with respect to which a Material Investment Event has occurred on or prior to such date (as required by the definition of the term Material Investment Event); and (c) any reduction due to the Concentration Limit (provided that only that portion of any Eligible Investment in excess of the Concentration Limit shall be excluded for purposes of the calculation of the Facility NAV) plus (B) the aggregate amount of cash and Permitted Investments deposited in or credited to the Collateral Accounts minus (C) the Borrower’s Proportionate Share of Deferral Obligations.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, or U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance notes and practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Internal Revenue Code or analogous provisions of non-U.S. law.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the Fee Letter in effect on the Closing Date, between the Administrative Agent and the Borrower and any other letter agreement or letter agreements, between the Administrative Agent and the Borrower, in each case as the foregoing may be amended, restated, supplemented, or otherwise modified from time to time. “Fee Letters” means, where the context requires, all such Fee Letters, collectively.

“Filings” means (a) UCC financing statements; and (b) the substantial equivalent as reasonably determined by the Administrative Agent in any other jurisdiction in which the Borrower may be formed.

“Financial Assets” has the meaning provided in Article 8 of the UCC.

“Financing Lease” means, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with Generally Accepted Accounting Principles. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with Generally Accepted Accounting Principles.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“Foreign Person” means a Lender that is not a U.S. Person.

“Funding Date” means any date on which Loans are advanced to the Borrower.

“General Partner” is defined in the first paragraph hereof.

“Generally Accepted Accounting Principles” means those generally accepted accounting principles and practices as in effect from time to time that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied in all material respects for all periods, after the date hereof, so as to properly reflect the financial position of the applicable Person except as disclosed in connection with such financial statements, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate Board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Goldman Sachs” means Goldman Sachs & Co. LLC, a New York limited liability company, together with The Goldman Sachs Group, Inc., a Delaware corporation.

“Governmental Authority” means any foreign governmental authority, the government of the United States of America, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government having jurisdiction over the Borrower, the Administrative Agent or any Lender, or any of their respective businesses, operations, assets, or properties.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including any obligation, whether or not contingent: (a) to purchase any such Indebtedness; (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such primary obligation; or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof; provided that the term “Guaranty Obligations” shall not include (x) any obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person (or the financial statements of another Person including the financial information of such applicable Person) in accordance with Generally Accepted Accounting Principles or the equivalent thereof in the applicable jurisdiction (as long as such obligation or liability is not being enforced) and (y) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person shall be deemed to be the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such maximum amount for which such guaranteeing person may be liable is not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonable anticipated liability in respect thereof as determined by such Person in good faith.

“Hedge Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements contained in an International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreements” means (a) any swap, cap, collar or other arrangement entered into by the Borrower or one of its Subsidiaries on market terms (which includes the granting of a security interest on customary terms) to hedge its exposure to fluctuations in currency exchange rates, interest rates or the value of publicly traded equities and not for speculative purposes and (b) any and all similar transactions, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Holding Company” means, with respect to any Direct Infrastructure Investment, the top-level entity in the organizational structure of such Direct Infrastructure Investment that is an obligor in respect of the indebtedness of such Direct Infrastructure Investment, determined as of the date of acquisition of such Direct Infrastructure Investment by the Borrower or applicable Intermediate Entity, or, if later, the date on which such Direct Infrastructure Investment first incurs Indebtedness.

“Impacted Euro Interest Period” is defined in the definition of “EURIBOR Screen Rate”.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind held by such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, or upon which interest payments are customarily made (other than interest payable after the scheduled payment date); (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations of such Person in respect of the deferred purchase price of property or services (including deferred purchase or acquisition price in respect of commitments to purchase or purchases of portfolio investments, but excluding current accounts payable incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all Guaranty Obligations of such Person in respect of Indebtedness of others; (g) all obligations of such Person under Financing Leases; (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof; (i) all net obligations of such Person in respect of or under Hedging Agreements (such amount on any date shall be deemed to be the Hedge Termination Value thereof as of such date); and (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and instruments of a like nature or of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (w) any obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person (or the financial statements of another Person including the financial information of such applicable Person) in accordance with Generally Accepted Accounting Principles or the equivalent thereof in the applicable jurisdiction (as long as such obligation or liability is not being enforced), (x) any obligation or liability relating to accrued management fees, incentive fees or other similar fees or compensation, or (y) any obligations incurred as a holder of portfolio investments (including Portfolio Investments) (including in connection with any obligations related to such portfolio investments (including Portfolio Investment Obligations)). The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture or similar entity for which such Person is legally obligated unless made non-recourse to such Person by written agreement reasonably satisfactory to the Calculation Agent.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” is defined in Section 12.5(b).

“Instrument” has the meaning provided in Article 9 of the UCC.

“Interest Payment Date” means: (a) the tenth (10th) Business Day following each Interest Period End Date; and (b) the Maturity Date.

“Interest Period” means, as to each Loan, (a) initially, the period commencing on the date such Loan is disbursed up to but excluding the next Interest Period End Date and (b) thereafter, the period from and including each Interest Period End Date up to but excluding the immediately following Interest Period End Date; provided that any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

“Interest Period End Date” means, with respect to each Loan, the last Business Day of each calendar quarter; provided, that the last Interest Period End Date shall be the Maturity Date.

“Intermediate Entity” means each entity directly or indirectly owned by the Borrower and through which the Borrower indirectly owns a Direct Infrastructure Investment, a Secondaries Investment or a Liquid Asset Investment (but for avoidance of doubt, “Intermediate Entity” shall not include any entity that is itself a Direct Infrastructure Investment, a Secondaries Investment or a Liquid Asset Investment, or any Holding Company).

“Intermediate Entity MAE” means, with respect to any Intermediate Entity (in each case, other than a Holding Company or a subsidiary of a Holding Company): (a) the occurrence of any default in the payment of any Portfolio Investment Obligations of such Intermediate Entity in an aggregate amount greater than $3,500,000, and such default shall continue after any required notice for more than the applicable period of grace under the relevant Portfolio Investment Documents; (b) the occurrence or existence of a payment or bankruptcy default or an event of default by such Intermediate Entity (after giving effect to any applicable notice requirement, grace period and standstill period) under one or more agreements or instruments relating to one or more obligations (whether present or future, contingent or otherwise, as principal or surety or otherwise) that permits the holders thereof to accelerate such obligations in respect of Indebtedness of such Intermediate Entity in an aggregate amount of not less than $5,000,000 under such agreements or instruments; (c) the taking of any action under any Debtor Relief Law relating to such Intermediate Entity; (d) the rendering of any final judgment(s) for the payment of money in excess of the sum of $2,000,000 individually or in the aggregate against such Intermediate Entity and such judgment is not stayed, discharged or vacated after a period of sixty (60) consecutive days, or the taking of any legal action by a judgment creditor to attach or levy upon any assets of such Intermediate Entity to enforce any such judgment, unless such judgment is covered by insurance or bonded or unless it is being appealed and the execution of such judgment is stayed during the pendency of such appeal or (e) with respect to any Intermediate Entity, the incurrence of any Indebtedness not permitted by Section 9.9.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which that EURIBOR Screen Rate is available in the applicable currency) that is shorter than the Impacted Euro Interest Period and (b) the EURIBOR Screen Rate for the shortest period (for which that EURIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Euro Interest Period, in each case, at such time.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter, and any successor act, as amended.

“Investment Property” has the meaning provided in Article 9 of the UCC.

“Investor” means, any Person that is admitted to the Borrower directly or indirectly through a feeder fund, as a general partner, limited partner, shareholder, member or other equity holder in accordance with the Operating Agreement of the Borrower or such feeder fund, as applicable; “Investors” means, where the context requires, all Investors, collectively.

“Issuer” means each Secondaries Issuer.

“Issuer Pledgor” is defined in the introductory paragraph to this Credit Agreement.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decrees, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Lender” means Société Générale.

“Lender” means each lender party hereto from time to time, as the context may require.

“Lender Party” is defined in Section 11.1.

“Lenders” means, where the context requires, all Lenders, collectively.

“Lending Office” is defined in Section 3.7.

“Lien” means any lien, mortgage, assignment by way of security, security interest, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Liquid Asset Account Pledgor” is defined in the introductory paragraph to this Credit Agreement.

“Liquid Asset Investment” means a Broadly Syndicated Loan or any share or unit in Money Market Funds.

“Liquid Asset Investment Custodial Account” means any custodial account in the name of the Liquid Asset Account Pledgor, in which the Liquid Asset Investments are held.

“Liquid Asset Tranche” means the revolving credit facility tranche consisting of Loans advanced with respect to the Liquid Asset Tranche Borrowing Base, with a maximum aggregate commitment equal to the Maximum Liquid Asset Tranche Commitment.

“Liquid Asset Tranche Borrowing Base” means on any date of determination, the sum of (a) the aggregate of, for each Eligible Investment that constitutes a Broadly Syndicated Loan, (1) the Adjusted Liquid Asset NAV of such Eligible Investment times (2) the Applicable BSL Advance Rate for such Eligible Investment plus (b) without duplication, (x) the aggregate amount of cash, Permitted Investments and Money Market Funds, in each case held or deposited in or credited to the Collateral Accounts times (y) 97%.

“Loan Deficit” is defined in Section 2.3(e).

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Acceptance Agreement, the Fee Letters and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered by the Borrower to the Administrative Agent, in connection with any such amendment, supplement or modification that the parties thereto agree shall constitute a “Loan Document” hereunder.

“Loans” means the Loans made by the Lenders to the Borrower pursuant to Section 2.3.

“Lux Credit Agreement” means that certain Senior Credit Agreement, dated as of September 30, 2026, by and among, inter alios, West Street G-Infra (Lux) Master Offshore Holdings SLP, as borrower, the Administrative Agent, as administrative agent, and the lenders party thereto.

“LTV Ratio” means, as of any date of determination, the ratio of (a) the Principal Obligations to (b) the Facility NAV, expressed as a percentage (provided for purposes of determining the Facility NAV in connection with the LTV Ratio for the Maximum LTV, capital contributions paid to the Borrower shall be deemed to have been part of the Facility NAV prior to the end of the applicable reporting period, so long as such capital contributions have been made prior to the applicable Interest Payment Date). For purposes any calculation of the LTV Ratio the Borrower shall be entitled to rely on the most recent calculation of the Liquid Asset Tranche Borrowing Base delivered by the Administrative Agent pursuant to Section 8.1(c).

“Mandatory Prepayment End Date” means (a) to the extent there are sufficient funds available in the Collateral Accounts or funds otherwise available to the Borrower, three (3) Business Days from the date of the event causing the mandatory prepayment and (b) otherwise, either (i) forty-five (45) Business Days from the date of the event causing the mandatory prepayment or (ii) the deadline set forth in an Approved Cure Plan to make the required mandatory prepayment.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon: (a) the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties (other than the General Partner), taken as a whole; (b) the rights of, or benefits available to, the Secured Parties under any Loan Document, (c) the Borrower’s or any Pledgor’s ability to pay the Obligations when due in accordance with the terms of the Loan Documents, (d) any Credit Party’s ability to perform its obligations under the Loan Documents, taken as a whole, to which it is a party, (e) the legality, validity, binding effect or enforceability of any Loan Document or (f) the ability of any Credit Party to fulfill its material obligations under its Constituent Documents.

“Material Amendment” is defined in Section 9.4.

“Material Borrower Party” means any Credit Party or Intermediate Entity that directly or indirectly owns Portfolio Investments constituting 5% or more of the Facility NAV.

“Material Investment Event” means any of the following with respect to a Portfolio Investment: (a) any action under any Debtor Relief Law relating to the issuer or Sponsor of such Portfolio Investment or relating to any Intermediate Entity through which such Portfolio Investment is beneficially owned by the Borrower, (b) a failure of the Borrower, the applicable Issuer, or any applicable Intermediate Entity through which the Borrower holds any Secondaries Investment, to fund any duly called Portfolio Investment Capital Call in respect of such Secondaries Investment beyond any applicable notice and cure period contained in the Constituent Documents of the issuer of such Secondaries Investment, (c) any change of control of or equivalent change of the management of the Sponsor of a Secondaries Investment (other than in connection with an assignment to an Affiliate of such Sponsor that is reasonably acceptable to the Borrower), or (d) any Indebtedness of such Portfolio Investment, or of any Intermediate Entity through which the Borrower beneficially owns such Portfolio Investment, has been accelerated. In the event of a Material Investment Event, the relevant Portfolio Investment with respect to which such Material Investment Event has occurred shall, unless, the Calculation Agent, in its sole and absolute discretion and subject to the consent of the Required Lenders, otherwise agrees in writing, be excluded from the applicable Borrowing Base.

“Maturity Date” means, with respect to each Tranche, the earliest of: (a) the applicable Stated Maturity Date for such Tranche and (b) the date upon which the Administrative Agent declares the Obligations due and payable during the continuance of an Event of Default.

“Maximum Commitment” means the sum of the Maximum Liquid Asset Tranche Commitment and the Maximum Private Asset Tranche Commitment, which, as of the Closing Date, is $50,000,000.

“Maximum Liquid Asset Tranche Commitment” means $15,000,000, as the same may be increased pursuant to Section 2.11 or reduced pursuant to Section 3.6.

“Maximum LTV” means 50%.

“Maximum LTV Breach” is defined in Section 2.1(d)(ii).

“Maximum Private Asset Tranche Commitment” means $35,000,000, as the same may be increased pursuant to Section 2.11 or reduced pursuant to Section 3.6.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“Maximum Tranche Commitment” means the Maximum Liquid Asset Tranche Commitment or the Maximum Private Asset Tranche Commitment.

“Minimum Threshold” means 5.0%.

“Money Market Funds” means Goldman Sachs Central Government, and any other money market fund designated as such by the Borrower by written notice to the Administrative Agent; provided that the Administrative Agent shall have consented to such designation (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that if the Administrative Agent does not provide written notice of its objection to such designation within ten (10) Business Days of receipt of the Borrower’s written notice, the Administrative Agent shall be deemed to have consented to such designation.

“Monthly Certificate” is defined in Section 8.1(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Nationally Recognized Pricing Provider” means, LoanX Mark-It Partners, Loan Pricing Corporation, JPMorgan Securities or Citigroup Global Markets Inc., or such other nationally recognized pricing services or brokers as determined by the Calculation Agent in its sole discretion.

“NAV” means, as of any date of determination, (A) with respect to any Secondaries Investment, the latest “net asset value” or other similar valuation for such Secondaries Investment equal to an amount that is the lowest of (x) as reported to the Borrower or Intermediate Entity by the Sponsor of the Secondaries Investment, (y) as reported by the Borrower or Eligible Investment, as reflected in the most recent Monthly Certificate, annual or semi-annual financial reports delivered pursuant to Section 8.1(a)(i) and (ii) and (z) such valuation designated pursuant to Section 8.15, (B) with respect to any Direct Infrastructure Investment, an amount equal to the lower of (x) the Applicable Asset Value of such Direct Infrastructure Investment and (y) such valuation designated pursuant to Section 8.15, and (C) with respect to any Liquid Asset Investment, the lower of (x) the aggregate value of such Liquid Asset Investment, determined by the Borrower in accordance with its valuation policy and in accordance with Generally Accepted Accounting Principles, which shall be marked to market on a weekly basis and (y) such valuation designated pursuant to Section 8.15, and, in each case, to the extent such certificates or financial reports of the Borrower have been provided, as reflected in the most recent Monthly Certificate, annual or semi-annual financial reports delivered pursuant to Section 8.1(a)(i) or (ii). The net asset value of a Secondaries Investment shall be adjusted to reflect (i) distributions made on applicable Secondaries Investments since the date of the last “net asset value” of the Secondaries Investment and (ii) the amount of Portfolio Investment Capital Contributions since the date of the last “net asset value”. The determination of NAV pursuant to this definition shall be subject to Section 8.15.

“New York Equity Pledge Agreement” means a New York law governed equity pledge agreement dated on or about the date of this Credit Agreement, substantially in the form of Exhibit D-1 hereto, and granted by each Pledgor as pledgors in favor of the Administrative Agent as pledgee in respect of the Equity Interests in each Issuer.

“Non-OECD Direct Infrastructure Investment” means any Direct Infrastructure Investment the underlying assets of which (or its obligors thereunder) are primarily located in a jurisdiction whose government is not a member of the Organisation for Economic Cooperation and Development.

“Notes” means the promissory notes provided for in Section 3.1, all promissory notes delivered in substitution or exchange therefor, and as such notes may be amended, restated, reissued, extended or modified, in each case; and “Note” means any one of the Notes.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrower to the Lenders (including Loans), or any part thereof, arising pursuant to this Credit Agreement (including the indemnity provisions hereof) or represented by the Notes, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all renewals and extensions thereof, or any part thereof.

“OECD” means the Organisation for Economic Co-Operation and Development.

“OFAC” is defined in Section 7.23.

“Operating Agreement” means the limited partnership agreement, exempted limited partnership agreement, or other equivalent governing document in the applicable jurisdiction of a Credit Party, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof in each case, as described on Schedule I hereto; “Operating Agreements” means, collectively, all of the Operating Agreements.

“Other Claims” is defined in Section 5.5.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or sold or assigned an interest in any Loans or Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.6).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Effective Rate and (b) with respect to any amount denominated in Euros, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” is defined in Section 12.11(b).

“Participant Register” is defined in Section 12.11(b).

“PATRIOT Act” is defined in Section 6.1(r).

“Payment” is defined in Section 11.12.

“Payment Notice” is defined in Section 11.12.

“Permitted GP Replacement” is defined in Section 9.5.

“Permitted Investments” means:

(a) savings, money market or other interest bearing accounts of the Administrative Agent, any Lender or any other financial institution with a short-term credit rating of “A-1” by S&P and “P-1” by Moody’s (including securities issued by the Goldman Sachs ILA Prime Obligations Fund, so long as it has such ratings);

(b) debt instruments issued or guaranteed by the United States or its agencies or instrumentalities, including treasury bills, notes and bonds;

(c) commercial paper of domestic corporations, which has received a rating of A-1 or P-1 or its equivalent from either of Moody’s or S&P and/or has been unconditionally guaranteed by an entity which has received an equivalent credit rating by either of Moody’s or S&P;

(d) money market mutual funds with assets of at least $750,000,000, substantially all of which assets consist of obligations of the type described in the foregoing clauses; or

(e) similar quality short term investments and cash and cash equivalents.

“Permitted Liens” means (a) Liens, if any, imposed on the property of any Person by any Governmental Authority not yet delinquent or being contested in good faith by appropriate proceedings as long as such Person has set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles, (b) Liens of a bank or a securities intermediary holding a Collateral Account which arise as a matter of law or items in the course of collection or encumbering deposits or other similar Liens (including the right to set-off) on the account and items held in, deposited in or credited to such account, including any Lien arising by virtue of the standard terms and conditions of a credit institution in the course of normal banking arrangements of any Credit Party or any Intermediate Entity, (c) in respect of a Secondaries Investment, Liens granted in favor of the Sponsor pursuant to the relevant Portfolio Investment Documents, (d) Liens in favor of the Administrative Agent for the benefit of the Secured Parties hereunder, (e) Liens on assets that are not Collateral securing any Hedging Agreement of the Borrower or an Intermediate Entity permitted under Section 9.9, (f) Liens on assets that are not Collateral securing any Direct Infrastructure Intermediate Entity Debt and (g) Liens securing Secondaries Investments Permitted Debt; provided that such Liens shall not encumber (x) any Collateral or (y) directly or indirectly any Secondaries Investments that are included in the Private Asset Tranche Borrowing Base.

“Permitted Uses” means the use of the proceeds of the Loans hereunder to fund any of the following: (a) to acquire Portfolio Investments as permitted under the Borrower’s Constituent Documents; (b) Borrower Expenses; (c) Distributions, including dividend recapitalizations relating to the purchase price of the acquisitions referred to in clause (a) above, (d) to settle or cash collateralize obligations under Hedging Agreements entered into in the ordinary course of business, (e) to pay interest on the Loans and (f) other working capital and general corporate purposes of the Borrower and its Subsidiaries to the extent permitted under their respective Constituent Documents.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, exempted company, limited liability company, nonprofit corporation, partnership, limited partnership, exempted limited partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, as the same may be amended from time to time, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Pledgor” means each direct parent entity of an Issuer. As of the Closing Date, the Pledgors shall be the Issuer Pledgor; provided, that, following the Closing Date, Pledgors shall include each other pledgor of an Issuer that is joined as a “Pledgor” in accordance with the terms of the Loan Documents.

“Portfolio Investment” means any Direct Infrastructure Investment, Secondaries Investment, or Liquid Asset Investment, in each case permitted by the Constituent Documents of the Borrower, and of which the Borrower is the direct or indirect record holder.

“Portfolio Investment Capital Calls” means any call for Portfolio Investment Capital Contributions in respect of a Secondaries Investment.

“Portfolio Investment Capital Contributions” means the cash contributions by the Borrower or any Intermediate Entity with respect to its capital commitment in a Secondaries Investment.

“Portfolio Investment Documents” means the documentation relating to each Portfolio Investment, including evidence of the Borrower’s or the applicable Intermediate Entity’s ownership of such Portfolio Investment, subscription documents, side letters, transfer agreements, shareholders’ agreements, Constituent Documents of the issuer of such Portfolio Investment as applicable, and certificates representing Equity Interests issued in favor of the Borrower or the applicable Intermediate Entity, if any.

“Portfolio Investment Obligations” means, without duplication, all obligations of the Borrower and the Intermediate Entities in respect of Portfolio Investment Capital Calls, to fund Portfolio Investment Capital Contributions or make any other ongoing payments, investments or other contributions with respect to a Secondaries Investment.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Obligations” means, as of any date of determination, the Dollar Equivalent of the aggregate outstanding principal amount of the Loans as of such date.

“Private Asset” means a Direct Infrastructure Investment and/or Secondaries Investment.

“Private Asset Tranche” means the revolving credit facility tranche established hereunder consisting of Loans advanced with respect to the Private Asset Tranche Borrowing Base, with a maximum aggregate commitment equal to the Maximum Private Asset Tranche Commitment.

“Private Asset Tranche Borrowing Base” means on any date of determination, the sum of (A) (x) the Borrower’s Proportionate Share of the NAV of the Eligible Investments that constitute Direct Infrastructure Investments or Secondaries Investments, as adjusted (but without duplication of any adjustments or reductions set forth in the definition of “NAV”) for (a) any Write-Down Valuation or Appraisal Adjustment of any Eligible Investment that constitutes a Direct Infrastructure Investment or Secondaries Investment occurring on or prior to such date; (b) the exclusion of or decrease in value of any Eligible Investment that constitutes a Direct Infrastructure Investment or Secondaries Investment with respect to which a Material Investment Event has occurred on or prior to such date (as required by the definition of the term Material Investment Event); and (c) any reduction due to the Concentration Limit (provided that only that portion of any Eligible Investment in excess of the Concentration Limit shall be excluded for purposes of the calculation of the Private Asset Tranche Borrowing Base) times (y) 30% minus (B) the Borrower’s Proportionate Share of Deferral Obligations.

“Pro Rata Share” means, as the context requires, with respect to each Lender, the percentage obtained from the fraction: (a) the numerator of which is the aggregate Loans and Commitments (without duplication) of such Lender; and (b) the denominator of which is the aggregate Loans and Commitments (without duplication) of all Lenders; provided that to the extent that the aggregate Commitment is reduced or otherwise declines, the Commitment of each Lender shall decline based on such Lender’s Pro Rata Share; provided, further, that (x) when used in connection with “Loans”, “Loans” or “Principal Obligations”, “Pro Rata Share” shall mean the percentage obtained from the fraction: (a) the numerator of which is the aggregate Loans of such Lender; and (b) the denominator of which is the aggregate Loans of all Lenders and (y) when used in connection with “Commitments”, “Pro Rata Share” shall mean the percentage obtained from the fraction: (a) the numerator of which is the aggregate Commitments of such Lender; and (b) the denominator of which is the aggregate Commitments of all Lenders.

“Proceedings” is defined in Section 7.9.

“Proceeds” means the proceeds of the Disposition, realization, redemptions or distributions of or from any Portfolio Investment.

“Proposed Amendment” is defined in Section 9.4.

“Prospectus” means the Private Placement Memorandum of the Borrower, dated February 2025, including each supplement.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Purchaser” means a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter, and any successor act.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, 5:00 a.m. (Chicago time) on the day that is four (4) Business Days preceding the date of such setting, and (3) if such Benchmark is not Term SOFR or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” is defined in Section 12.11(f).

“Regulation U,” and “Regulation X” means Regulation U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, or any successor thereto or (b) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.

“Request for Borrowing” is defined in Section 2.3(a).

“Required Lenders” means, at any time: (a)(i) so long as the Lead Lender holds individually at least the Minimum Threshold of the aggregate Loans and Commitments (without duplication) of all Lenders (other than Defaulting Lenders) at such time, the Lead Lender and (ii) if the Lead Lender in the foregoing clause (a)(i) holds less than a majority of the aggregate Loans and Commitments (without duplication) of all Lenders (other than Defaulting Lenders) at such time, other Lenders (other than Defaulting Lenders) who, together with the Lead Lender, hold more than fifty percent (50%) of the aggregate Loans and Commitments (without duplication) of all Lenders (other than Defaulting Lenders) at such time; or (b) at any time that the Commitment is zero (0), (i) so long as the Lead Lender holds individually at least the Minimum Threshold of the Principal Obligations outstanding and payable to all Lenders (other than Defaulting Lenders) at such time, the Lead Lender and (ii) if the Lead Lender in the foregoing clause (b)(i) holds less than a majority of the Principal Obligations outstanding and payable to all Lenders (other than Defaulting Lenders) at such time, other Lenders (other than Defaulting Lenders) who, together with the Lead Lender, hold an aggregate of more than fifty percent (50%) of the Principal Obligations outstanding and payable to all Lenders (other than Defaulting Lenders) at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (i) in the case of any Person that is a corporation, limited liability company, limited company, or other similar entity, the officers, managers and other authorized signatories of such Person, (ii) in the case of any Person that is a limited partnership or other similar entity, the officers, managers and other authorized signatories of the applicable general partner of such Person and (iii) those individuals involved in the administration of the Credit Agreement, in each case listed on Schedule III hereto, and their functional successors.

“Restricted Information” means (a) the identity or address of the seller or transferor to the Borrower or any Intermediate Entity and the purchase price thereof or (b) such other commercial terms that (i) would not result in the breach of this Credit Agreement or (ii) would not reasonably be expected to (A) affect the continued ownership of any Portfolio Investment by the Borrower or any Intermediate Entity, (B) require Distributions relating to such Portfolio Investment to be provided to the seller or transferor of Portfolio Investments, and in case of each of clauses (a) and (b) above, to the extent that such information is subject to restrictions pursuant to confidentiality agreements with the seller or transferor (or their Affiliates or agents) and provided that such confidentiality agreement shall not restrict the disclosure of such information to the Borrower or any Intermediate Entity.

“Rollover” means the renewal of all or any part of any Benchmark Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.

“Rollover Notice” is defined in Section 2.3(f).

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Sanctions” is defined in Section 7.23.

“Screen Rate” means the forward-looking SOFR term rate administered by the Term SOFR Administrator (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Secondaries Account Pledgor” is defined in the introductory paragraph to this Credit Agreement.

“Secondaries Investment” means any “Vintage Infrastructure Investments” (as such term is defined in the Prospectus as in effect on the date of this Credit Agreement).

“Secondaries Issuer” means each of (a) the Delaware Issuer, and (b) the Cayman Issuers.

“Secondaries Investments Permitted Debt” is defined in Section 9.9.

“Second Lien Loan” means a commercial loan that (a) is not (and cannot by its terms become) subordinate in right of payment to any other obligation of the obligor of the loan but which is subordinated (with respect to liquidation preferences with respect to pledged collateral) to a first lien loan of such obligor; and (b) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral securing such obligor’s obligations under such loan.

“Secured Parties” means, collectively, the Lenders and Agents, and “Secured Party” means any of the foregoing.

“Securities” has the meaning provided in Article 8 of the UCC.

“Security Entitlement” has the meaning provided in Article 8 of the UCC.

“Senior Secured Loan” means any loan, that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor thereof in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under applicable law (subject to liens permitted under the applicable credit agreement that are reasonable for similar loans, and liens accorded priority by law in favor of any Governmental Authority).

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means NYFRB’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, as of any date of determination, that as of such date:

(a) the fair value of the assets and the unfunded capital commitments of the Credit Parties (taken as a whole, together with its Subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of the Credit Parties (taken as a whole, together with its Subsidiaries);

(b) the fair value of the assets and the unfunded capital commitments of the Credit Parties (taken as a whole, together with its Subsidiaries) is not less than the amount that will be required to pay the probable liability of the Credit Parties (taken as a whole, together with its Subsidiaries) on their debts as they become absolute and matured;

(c) the Credit Parties (taken as a whole) do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts or liabilities become absolute and matured;

(d) the Credit Parties are not engaged in a business or transaction, and are not about to engage in a business or transaction, for which their assets and the unfunded capital commitments (taken as a whole, together with its Subsidiaries) would constitute unreasonably small capital; and

(e)  the Borrower is able to pay its debts and liabilities, including contingent liabilities, as they mature in the ordinary course of business.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability.

“Specified Default” means Default under clauses (a), (b), (i) and (j) of Section 10.1.

“Sponsor” means, in respect of a Portfolio Investment, the issuer, sponsor, general partner, managing member or manager of such Portfolio Investment and/or other Person performing a similar role with respect to such Portfolio Investment.

“Stated Maturity Date” means (a) with respect to the Liquid Asset Tranche, September 30, 2027 and (b) with respect to the Private Asset Tranche, September 28, 2029, in each case as the same may be extended in accordance with Section 2.12.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or other interests having ordinary voting power for the election of the board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Term SOFR” means, for any date of determination, the Screen Rate for (i) with respect to Alternate Base Rate Loans, a tenor of one (1) month and (ii) with respect to Benchmark Rate

Loans, a tenor of three (3) months, in each case as of the applicable Reference Time; provided that if the Screen Rate for the applicable tenor is not published as of such determination date and a Benchmark Replacement Date with respect to SOFR has not occurred, then the “Reference Time” shall be 5:00 a.m. (Chicago time) on the first Business Day immediately prior thereto (so long as such first preceding Business Day is not more than five (5) Business Days prior to such date of determination); provided further that if Term SOFR would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Credit Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by the Administrative Agent in its sole discretion).

“Tranche” means the Liquid Asset Tranche and the Private Asset Tranche, or any one of them, as the context shall require.

“Transfer” means to assign, convey, exchange, sell, transfer or otherwise Dispose.

“Type of Loan” means any type of Loan (i.e., an Alternate Base Rate Loan, CBR Loan or Benchmark Rate Loan).

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state which from time to time governs creation or perfection (and the effect thereof) of security interests in any collateral for the Obligations.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Upfront Fee” means the upfront fee set forth in the Fee Letter.

“Upper Tier Intermediate Entity” means any Intermediate Entity that directly or indirectly owns the Equity Interests of a Credit Party.

“U.S. BSL” is defined in the definition of “Broadly Syndicated Loan Eligibility Criteria”.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Utilization Rate” means, with respect to any quarterly period and any applicable Tranche, the ratio of (a) the average daily amount of the Principal Obligations during such period under such Tranche to (b) the average daily amount of the Lenders’ aggregate Commitments in respect of such Tranche during such period, expressed as a percentage.

“Withholding Agent” means the Borrower Parties and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Write-Down Valuation” is defined in Section 8.15.

1.2 Other Definitional Provisions.

(a) All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(b) Defined terms used in the singular shall import the plural and vice versa.

(c) The words “hereof”, “herein”, “hereunder”, and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(d) “Including” and similar terms shall be deemed to be followed by “without limitation” unless in fact followed by “without limitation” or a similar term.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(f) References herein or in any other Loan Document to a Cayman Islands exempted limited partnership shall, unless the context requires otherwise, be to such partnership acting through its general partner (or, as the case may be, such general partner’s ultimate general partner).

1.3 Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in the City of New York, New York.

1.4 Schedules and Exhibits, Sections. All references in this Credit Agreement to any Schedule or Exhibit hereto shall mean such Schedule or Exhibit, as applicable, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Credit Agreement. Each of the Schedules and Exhibits to this Credit Agreement may be modified from time to time as matters set forth in such Schedule or Exhibit, as applicable, are updated or modified in accordance with the terms of this Credit Agreement. All references in this Credit Agreement to any Section shall, unless the context requires otherwise, refer to Sections of this Credit Agreement.

1.5 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Dollar Equivalent amounts of Borrowings and the Principal Obligations denominated in Euros. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein (for which the Dollar Equivalent shall be determined by the Credit Parties), the applicable amount of Euros for purposes of the Loan Documents shall be such Dollar Equivalent as so determined by the Administrative Agent.

(b) Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Benchmark Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Benchmark Rate Loan is denominated in Euros, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of Euros, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

(c) The interest rate on a Loan denominated in Dollars or Euros may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 4.3 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.6 Benchmark Notification. The interest rate on any Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 4.3 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Credit Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Credit Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Credit Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.7 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 2. LOANS AND COMMITMENTS

2.1 The Commitments.

(a) Committed Amount. Subject to the terms and conditions herein set forth, each Lender severally agrees to extend to the Borrower Loans that are Benchmark Rate Loans (or if Term SOFR is unavailable, Alternate Base Rate Loans) under each Tranche in Dollars or Euros in an amount not to exceed its Commitment for such Tranche (subject to Section 2.1(b)). Amounts repaid or prepaid under the revolving facility provided pursuant to this Credit Agreement may be re-borrowed, subject to the terms and conditions set forth herein.

(b) Limitation on Borrowings. Except as provided in clause (c) below, the Lenders shall not be required to advance any applicable Loans or Rollover hereunder if:

(i) immediately after giving effect to such Borrowing or Rollover, (A) the aggregate outstanding principal amount of Loans under the applicable Tranche would exceed the Available Loan Amount for such Tranche or (B) the aggregate Principal Obligations would exceed the Maximum Commitment; provided, that the foregoing restriction shall apply only to the extent of the amount by which such Borrowing or Rollover would cause such excess;

(ii) immediately after giving effect to such Borrowing (but not a Rollover), the LTV Ratio would exceed the Maximum LTV; provided that the foregoing restriction shall apply only to the extent of the amount by which such Borrowing would cause the LTV Ratio to exceed the Maximum LTV; and/or

(iii) an Event of Default or a Default exists.

(c) Exceptions to Limitations. Conversions to Alternate Base Rate Loans shall be permitted in each case of Section 2.1(b) above in the event that Benchmark Rate Loans are unavailable pursuant to Section 4.2 or Section 4.3, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.

(d) Mandatory Prepayment

(i) Excess Loans Outstanding. If, on any day, the aggregate amount of the Principal Obligations exceeds the Maximum Commitment, then the Borrower shall pay to the Administrative Agent, for the benefit of Lenders, in same day funds an amount equal to such excess no later than the Mandatory Prepayment End Date.

(ii) Maximum LTV. If, on any day, the LTV Ratio exceeds the Maximum LTV in effect on such day (a “Maximum LTV Breach”; and the date of such Maximum LTV Breach, the “Determination Date”), then the Borrower shall pay to the Administrative Agent, for the benefit of Lenders, in same day funds, no later than the Mandatory Prepayment End Date, an amount such that, immediately after giving effect to such amount paid, the LTV Ratio shall decrease to a percentage that is equal to or less than the Maximum LTV as of the applicable Determination Date.

2.2 [Reserved].

2.3 Manner of Borrowing.

(a) Request for Borrowing. The Borrower shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may be by electronic mail (a “Request for Borrowing”), substantially in the form of Exhibit E hereto, and which notice shall be effective upon receipt by the Administrative Agent. The Request for Borrowing of Loans on any Funding Date: (i) shall be furnished to the Administrative Agent no later than 12:00 noon (New York time) (x) in the case of a Borrowing under the Liquid Asset Tranche, at least three (3) Business Days prior to the requested date of the Borrowing in Dollars (or four (4) Business Days in the case of Borrowings in Euro) and (y) in the case of a Borrowing under the Private Asset Tranche, at least five (5) Business Days prior to the requested date of the Borrowing in Dollars (or six (6) Business Days in the case of Borrowings in Euro); provided that no Borrowing under the Private Asset Tranche shall be made unless the Administrative Agent shall have received the most recent Loan Tape required to be delivered pursuant to Section 8.1(c) no later than two (2) Business Days prior to the requested date of such Borrowing; provided, further, that from and after the date on which the Administrative Agent confirms in writing that it is receiving the Loan Tape on each Business Day, the notice period set forth in the foregoing clause (y) shall be three (3) Business Days prior to the requested date of the Borrowing in Dollars (or four (4) Business Days in the case of Borrowings in Euro) for so long as the Loan Tape continues to be delivered on each Business Day; and (ii) must specify: (A) the Tranche under which such Borrowing is requested, (B) the currency and amount of such Borrowing, which shall be denominated in Dollars or Euro, (C) the type of such Borrowing (which shall be Benchmark Rate Loans), and (D) the date of such Borrowing, which shall be a Business Day. If the applicable Borrower fails to specify the currency of the Loans to be borrowed, the Loans so requested shall be made in Dollars. Any Request for Borrowing received by the Administrative Agent after 12:00 noon (New York time) shall be deemed to have been given by the Borrower on the next succeeding Business Day. Each Request for Borrowing submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1 (with respect to any Borrowing made on the Closing Date) and 6.2 have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section 2.3.

(b) Further Information. Each Request for Borrowing shall be accompanied or preceded by: (i) a Borrowing Base Certificate dated the date of such Request for Borrowing (or, for Borrowings under the Liquid Asset Tranche, the most recent calculation of the Liquid Asset Tranche Borrowing Base and a calculation of the LTV Ratio); and (ii) such documents as are required to satisfy any applicable conditions precedent as provided in Sections 6.1 (with respect to any Borrowing made on the Closing Date) and 6.2.

(c) Irrevocability of Requests for Borrowing. Requests for Borrowings shall be irrevocable and binding on the Borrower, and the Borrower shall indemnify each Lender against any loss or expense actually incurred by such Lender, either directly or indirectly, as a result of any failure by the Borrower to complete such Borrowing, including any loss or expense actually incurred by any Agent or any Lender, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by such Lender in order to fund such Borrowing, but excluding in each case loss of profit.

(d) Lender’s Commitment. Notwithstanding anything contained in this Section 2.3(d) or elsewhere in this Credit Agreement to the contrary, no Lender shall be obligated to provide the Administrative Agent or the Borrower with funds in connection with a Loan in an amount that would result in the aggregate Loans then funded by it exceeding its Commitment then in effect. The obligation of each Lender to remit its Pro Rata Share of any such Loan requested of it shall be several from that of each other Lender, and the failure of any Lender to so make such amount available to the Administrative Agent shall not relieve any other Lender of its obligation hereunder.

(e) Defaulting Lender. If, by 2:00 p.m. on any funding date, one or more Lenders fails to make its share of any Loan available to the Administrative Agent pursuant to Section 2.5 (the aggregate amount not so made available to the Administrative Agent being herein called the “Loan Deficit”), then the Administrative Agent shall, by no later than 2:30 p.m. on the applicable funding date instruct each other Lender to pay, by no later than 3:00 p.m. on such date, in immediately available funds, to the Administrative Agent an amount equal to the lesser of: (i) each other Lender’s proportionate share (based upon the relative Commitments of the other Lenders) of the Loan Deficit; and (ii) its unused Commitment. A Defaulting Lender shall forthwith, upon demand, pay to the Administrative Agent for the ratable benefit of the other Lenders all amounts paid by each other Lender on behalf of such Defaulting Lender, together with interest thereon, for each day from the date a payment was made by each other Lender until the date such other Lender has been paid such amounts in full, at a rate per annum equal to the Default Rate.

(f) Rollovers. No later than 12:00 noon (New York time) at least three (3) Business Days prior to the termination of each Interest Period (other than the Interest Period ending on the Stated Maturity Date) related to a Benchmark Rate Loan, the Borrower shall give the Administrative Agent written notice at the Agency Services Address (which notice shall be via electronic mail) substantially in the form of Exhibit F attached hereto (the “Rollover Notice”) whether it desires to renew such Benchmark Rate Loan. Each Rollover Notice shall be effective upon notification thereof to the Administrative Agent. Each Rollover Notice shall be irrevocable. If the Borrower fails to timely give the Administrative Agent the Rollover Notice with respect to any Benchmark Rate Loan, the Borrower shall be deemed to have elected to renew such Loan as a Benchmark Rate Loan with an Interest Period of three (3) months commencing on the expiration of the preceding Interest Period.

(g) Conversions. The Borrower shall have the right, with respect to: (i) any Alternate Base Rate Loan, on any Business Day (a “Benchmark Conversion Date”), to convert such Alternate Base Rate Loan to a Benchmark Rate Loan; and (ii) any Benchmark Rate Loan, on any Business Day (an “Alternate Base Rate Conversion Date”) to convert such Benchmark Rate Loan to an Alternate Base Rate Loan if the Benchmark is unavailable pursuant to Section 4.2 or 4.3; provided that the Borrower shall, on such Alternate Base Rate Conversion Date, make the payments towards accrued interest under Section 3.3 and the payments required by Section 4.5, if any; in either case, by giving the Administrative Agent written notice at the Agency Services Address substantially in the form of Exhibit F attached hereto (a “Conversion Notice”) of such selection no later than 12:00 noon (New York time) at least either (x) three (3) Business Days prior to such Benchmark Conversion Date, or (y) one (1) Business Day prior to such Alternate Base Rate Conversion Date, as applicable. Each Conversion Notice shall be effective upon notification thereof to the Administrative Agent and shall be irrevocable.

(h) [Reserved].

(i) Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender (and will use good faith efforts to make such notification on the day such notice is timely received from the Borrower) of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount of such Lender’s Pro Rata Share of the applicable Loans, the date the Borrowing is to be made and the applicable rate of interest.

2.4 Minimum Loan Amounts. Each Loan shall be in an aggregate amount that is (i) for Loans denominated in Dollars, not less than $1,000,000 or a larger multiple of $1,000,000 and (ii) for Loans denominated in Euros, not less than €1,000,000 or a larger multiple of €1,000,000; provided that a Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.

2.5 Funding. Subject to the fulfillment of all applicable conditions set forth in Section 6 of this Credit Agreement, (a) by no later than 2:00 p.m. (New York time), on the date specified in the related Request for Borrowing as the borrowing date, each Lender shall wire the proceeds of its Pro Rata Share of each Borrowing to the Administrative Agent at the account designated in writing by the Administrative Agent, in immediately available funds, and (b) by no later than 3:00 p.m. (New York time), on such date, the Administrative Agent shall (i) if the account specified in the related Request for Borrowing is maintained with the Administrative Agent, deposit such proceeds, in immediately available funds, into such account, and otherwise, (ii) initiate a wire transfer of such proceeds to the account specified in the related Request for Borrowing. The failure of any Lender to advance the proceeds of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, the Administrative Agent may assume that each Lender has made its Pro Rata Share of the requested Borrowing available to the Administrative Agent on the applicable borrowing date, and the Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the Borrower a corresponding amount. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand: (a) from the Lender, together with interest at the Overnight Rate for the period commencing on the date the amount was made available to the Borrower by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay such amount within three (3) Business Days of the Administrative Agent’s demand, from the Borrower: (i) promptly on demand therefor (and in no event later than two (2) Business Days thereafter) to the extent sufficient funds are available in the Collateral Accounts for such purpose (i.e. not intended to be used to make mandatory prepayments pursuant to Section 2.1(d)) or funds are otherwise available to the Borrower to pay such amount in its entirety (provided that such funds are not reasonably anticipated by the Borrower to be used to make prepayments of Obligations pursuant to Section 2.1(d)); or (ii) otherwise, by the Mandatory Prepayment End Date; together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from the Borrower. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Each Lender hereunder shall be liable to the Borrower only for the amount of its respective Commitment.

2.6 Interest.

(a) Interest Rate. Each Loan funded by a Lender shall accrue interest at a rate per annum equal to (i) the Benchmark for the applicable Interest Period or (ii) if the Benchmark is unavailable, the Alternate Base Rate or the Central Bank Rate, as applicable, plus, in each case, the Applicable Margin. Thereafter, the Borrower may elect to convert such Loans to Alternate Base Rate Loans if the Benchmark is unavailable pursuant to Section 4.2 or Section 4.3. At any time, each Loan shall have only one Interest Period. The Administrative Agent shall deliver to the Borrower a notice setting forth the amount of interest due for such Interest Period within three (3) Business Days after the end of such Interest Period. Following the occurrence of a Maximum LTV Breach, and continuing until the applicable mandatory prepayment is made in full pursuant to Section 2.1(d)(ii), interest on the Loans shall be capitalized and added to the principal balance of the Loans, and the interest rate for such period will be equal to the foregoing interest rate plus 25 basis points.

(b) Change in Rate; Past Due Amounts; Calculations of Interest. Each change in the rate of interest for any Borrowing consisting of Alternate Base Rate Loans shall become effective, without prior notice to the Borrower, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each Benchmark Rate Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Alternate Base Rate Loan (other than when the Alternate Base Rate is calculated based off the Benchmark) shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be. If any principal of, or interest on, the Obligations is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), then (in lieu of the interest rate provided in Section 2.6(a) above) all Obligations shall bear interest at the Default Rate. Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.4, bear interest for one day.

2.7 Determination of Rate and Billing. The Administrative Agent shall calculate each interest rate applicable to the Benchmark Rate Loans and Alternate Base Rate Loans hereunder in accordance with the terms of this Credit Agreement. The Administrative Agent shall give prompt notice to the Borrower and to the Lenders of each rate of interest so determined, and the determination thereof shall be conclusive and binding in the absence of manifest error. The Administrative Agent will bill the Borrower on behalf of all Lenders with respect to interest on the Loans.

2.8 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower solely for Permitted Uses. Neither the Lenders nor the Administrative Agent shall (a) have any liability, obligation, or responsibility whatsoever with respect to the Borrower’s use of the proceeds of the Loans, or (b) be obligated to determine whether or not the Borrower’s use of the proceeds of the Loans is for purposes permitted under the Constituent Documents of the Borrower. Nothing, including any Borrowing, any Rollover, any conversion or acceptance of any guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by any of the Lenders or the Administrative Agent as to whether any investment by the Borrower is permitted by the terms of the Constituent Documents of the Borrower.

2.9 [Reserved].

2.10 Fees.

(a) Upfront Fee. The Borrower shall pay or cause to be paid for the account of each Lender such Upfront Fees as and when due, as provided in the Fee Letter.

(b) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) on the average daily unused amount of (i) the Liquid Asset Tranche Commitment of such Lender, which shall accrue at a rate per annum equal to the Commitment Fee Rate applicable to the Liquid Asset Tranche during each calendar quarter multiplied by the number of days in the relevant quarter divided by 360, and (ii) the Private Asset Tranche Commitment of such Lender, which shall accrue at a rate per annum equal to the Commitment Fee Rate applicable to the Private Asset Tranche during each calendar quarter multiplied by the number of days in the relevant quarter divided by 360. The Administrative Agent shall deliver to the Borrower a notice setting forth the amount of commitment fees due for such calendar quarter within three (3) Business Days after the end of such calendar quarter. Accrued Commitment Fees shall be payable in arrears in cash on each Commitment Fee Payment Date.

2.11 Increase in the Maximum Commitment.

(a) Request for Increase. Provided there exists no Event of Default or Default on the applicable Facility Increase Effective Date, and subject to (i) compliance with the terms of this Section 2.11, (ii) the prior written consent of the Administrative Agent and the Calculation Agent in their sole discretion, and (iii) such increase being provided by (x) one or more existing Lenders and/or (y) one or more new Lenders which, in the case of this clause (iii)(y), shall be Eligible Assignees, the Borrower may request an increase in the Maximum Liquid Asset Tranche Commitment and/or the Maximum Private Asset Tranche Commitment; provided that in no event shall the aggregate of the Maximum Commitment and the Maximum Commitment (under and as defined in the Lux Credit Agreement), after giving effect to all such increases hereunder and under the Lux Credit Agreement, exceed $450,000,000 in the aggregate. Any such increase may be requested in one or more increases, in $10,000,000 increments, or such lesser amount as the Administrative Agent may agree (each such increase, a “Facility Increase”). No Lender shall have any obligation to provide, or any preemptive or other right to provide, any portion of any Facility Increase, and each Lender’s participation, if any, in a Facility Increase shall be at such Lender’s sole discretion.

(b) Effective Date. The Borrower (in consultation with the Administrative Agent) shall determine the proposed effective date of any Facility Increase (the “Facility Increase Effective Date”), and the Administrative Agent shall notify the Lenders of the Facility Increase Effective Date.

(c) Conditions to Effectiveness of Increase. The following are conditions precedent to the effectiveness of any Facility Increase:

(i) the Borrower shall have delivered to the Administrative Agent a Facility Increase Request, together with an updated Borrowing Base Certificate (or the most recent calculation of the Liquid Asset Tranche Borrowing Base and the LTV Ratio, as applicable) and resolutions adopted by the Borrower approving or consenting to such Facility Increase, certified by a Responsible Officer of the Borrower to be true and correct copies thereof and in full force and effect;

(ii) if applicable and requested by any relevant Lender, the Borrower shall execute and deliver replacement or new Notes payable to such Lender reflecting the Facility Increase;

(iii) (A) an existing Lender providing any portion of a Facility Increase shall have received credit approval to increase its Commitment (under the applicable Tranche) to support such Facility Increase, which approval shall be obtained in such Lender’s sole discretion, and/or (B) any additional Lender providing any portion of a Facility Increase (x) shall satisfy the requirements of an Eligible Assignee and (y) shall have delivered to the Administrative Agent the documentation set forth in Section 12.11(c) and any other documentation reasonably requested by the Administrative Agent, and, after giving effect thereto, the aggregate increased and/or new Commitments of such Lenders shall be at least equal to the amount of such Facility Increase; provided that Société Générale and each of its Affiliates shall have a preemptive right to provide any Facility Increase and no other existing Lender or additional Lender shall provide any Facility Increase unless Société Générale or any of its respective Affiliates shall have declined to provide such Facility Increase;

(iv) the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifiers contained therein) on and as of the applicable Facility Increase Effective Date with the same force and effect as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of such earlier date; and

(v) no Default or Event of Default shall have occurred and be continuing on the applicable Facility Increase Effective Date or would result therefrom.

(d) For the avoidance of doubt, (x) any Commitment comprising a Facility Increase shall be on the same terms as the Commitments of the applicable Tranche in effect immediately prior to such Facility Increase, and shall be added to the Maximum Liquid Asset Tranche Commitment or the Maximum Private Asset Tranche Commitment, as applicable, as specified in the related Facility Increase Request, (y) Schedule II shall be updated by the Administrative Agent to reflect any Facility Increase, and (z) no Lender shall be obligated to provide any portion of any Facility Increase.

2.12 Extension of Stated Maturity Date. The Borrower may, with respect to any Tranche, following the date that is three (3) months prior to the then-current Stated Maturity Date for such Tranche (and upon any subsequent extension of such Tranche), request an extension of the then-current Stated Maturity Date for such Tranche by a period of one year each, subject to the following conditions:

(a) Each Lender holding Commitments or Loans shall have consented to such extension, each in its sole discretion;

(b) The Borrower shall have paid to the Administrative Agent, for the account of each Lender, an extension fee as set forth in the Fee Letter;

(c) No Default or Event of Default shall have occurred and be continuing on the effective date of such extension;

(d) As of the effective date of such extension, the representations and warranties set forth in this Credit Agreement and in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers contained therein), with the same force and effect as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as of such earlier date; and

(e) The Borrower shall have delivered a certificate of a Responsible Officer, certifying as to the matters set forth in the foregoing clauses (c) and (d).

Section 3. PAYMENT OF OBLIGATIONS

3.1 Notes. Each Lender may request that the Loans made under this Credit Agreement be evidenced by promissory notes payable to any such Lender. In such event, the Borrower shall execute and deliver the requested promissory notes each payable to the applicable Lender in the amount up to the aggregate Commitment of such Lender. Any such note issued by the Borrower shall be substantially in the form of Exhibit B attached hereto (with blanks appropriately completed in conformity herewith). The Borrower agrees, from time to time, upon the request of a Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to such Lender, in renewal of and substitution for the Note previously issued by the Borrower to such Lender, and such previously issued Note shall be returned by such Lender to the Borrower marked “replaced”.

3.2 Payment of Obligations. The unpaid principal amount of the Obligations outstanding under each Tranche on the applicable Maturity Date for such Tranche, together with all accrued but unpaid interest thereon, shall be due and payable on such Maturity Date. All Loans shall be repaid in the currency borrowed.

3.3 Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement as of the date of the disbursal or wire transfer of such Borrowing by the Administrative Agent consistent with the provisions of Section 2.6. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrower in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent to the Administrative Agent’s account described in Section 3.4, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the Borrower. Interest shall be payable in the currency of the corresponding Loan.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable in arrears in cash on each Interest Payment Date and on the Maturity Date; provided, that if a Maximum LTV Breach has occurred and is continuing, all interest payable on any Interest Payment Date shall automatically be capitalized and added to the Principal Obligations; provided, further, that if any Event of Default has occurred and is continuing, accrued and unpaid interest shall be due and payable at any time and from time to time upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.4 Payments on the Obligations. All payments of principal of, and interest on, the Obligations under this Credit Agreement by the Borrower to or for the account of the Lenders, or any of them, shall be made without condition or deduction for any counterclaim, defense or recoupment by the Borrower for receipt by the Administrative Agent, (i) in the case of Loans denominated in Dollars, in Dollars, before 2:00 p.m. (New York time), and (ii) in the case of Loans denominated in Euros, in Euros, not later than the Applicable Time specified by the Administrative Agent, in each case, on the due date therefor in federal or other immediately available funds to the Administrative Agent at, (x) in the case of Dollars, pay to: Société Générale, New York Branch, account number: 9051422, ABA No.: 026-004-226, SWIFT: SOGEUS33, account name: LSG, reference: G-Infra (US), and (y) in the case of Euro, pay to: Société Générale, Paris, SWIFT: SOGEFRPP, for further credit to Société Générale, New York, Account No: 0030144458708,

IBAN: FR7630003069900030144458708, Ref: G-Infra (US), or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrower. Funds received after 2:00 p.m. (New York time) on the due date therefor shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. Except as provided in the last sentence of this Section 3.4, each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender thereafter. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in calculating interest or fees, as the case may be. The Administrative Agent and each Lender hereby agrees that payments to the Administrative Agent by the Borrower of principal of, and interest on, the Obligations to or for the account of the Lenders in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrower’s obligations with respect to any such payments. Prior to an Event of Default, all payments made on the Obligations shall be credited as directed by the Borrower. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including reasonable attorneys’ fees) payable by the Borrower under the terms of the Loan Documents; (b) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (c) third, against all principal due and owing on the Obligations as of the date of such payment; (d) fourth, to all other amounts constituting any portion of the Obligations and (e) fifth, to pay the remainder to the Borrower or any other Person legally entitled thereto.

3.5 Voluntary Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent (which notice may be conditioned upon the occurrence of an event or financing), at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty.

(b) Notice of any prepayment must be received by the Administrative Agent by no later than (i) 12:00 noon three (3) Business Days prior to any date of prepayment of Benchmark Rate Loans, (ii) 10:00 a.m. on the date of prepayment of Alternate Base Rate Loans and (iii) at the Applicable Time on the date of prepayment of CBR Loans. Each such notice shall specify the date (which shall be a Business Day) of such prepayment and the amount of such prepayment and be accompanied by a Borrowing Base Certificate (if such prepayment is in respect of the Private Asset Tranche) and a calculation of the LTV Ratio, in each case, giving pro-forma effect to the proposed voluntary prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each prepayment of a Loan shall be applied to the Obligations held by each Lender in accordance with its respective Pro Rata Share. For the avoidance of doubt, any costs or expenses of the type described in Section 4.5 incurred by a Lender shall be compensated by the Borrower to the extent required by Section 4.5.

3.6 Voluntary Reduction or Termination of Commitments.

(a) The Borrower may, upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, elect to reduce or terminate the Maximum Liquid Asset Tranche Commitment, in whole or in part, without premium or penalty. Any partial reduction of the Maximum Liquid Asset Tranche Commitment shall be in a minimum amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. The Borrower, the Administrative Agent and the Lenders may mutually agree to permanently reduce or terminate the Maximum Private Asset Tranche Commitment, in whole or in part, without premium or penalty; provided that (i) the Borrower shall deliver to the Administrative Agent notice of any such requested reduction or termination and (ii) the Administrative Agent and the Lenders shall have consented to such reduction and termination in their sole discretion.

(b) If, at the effective time of such reduction or termination, the aggregate outstanding principal amount of Loans under the applicable Tranche would exceed the Commitment for such Tranche after giving effect to the requested reduction or termination, the Borrower shall prepay the Loans under such Tranche, together with all accrued and unpaid interest and other amounts owing in respect thereof, in accordance with Section 3.5, in an amount sufficient to eliminate such excess.

(c) Any reduction of the Maximum Liquid Asset Tranche Commitment or the Maximum Private Asset Tranche Commitment pursuant to this Section 3.6 shall be permanent and irrevocable, and to the extent the Maximum Liquid Asset Tranche Commitment or the Maximum Private Asset Tranche Commitment is reduced to $0, the applicable Tranche and all Commitments thereunder shall terminate, and no Lender shall have any further obligation to make Loans under such Tranche.

(d) In addition to the foregoing, (i) upon the Maximum Liquid Asset Tranche Commitment being reduced to $0 pursuant to this Section 3.6, the security interest and Lien granted solely in respect of the Liquid Asset Investment Custodial Account shall automatically and without further action by any party be released and discharged, and the Administrative Agent shall, at the Borrower’s expense, promptly take such actions and execute such documents as the Borrower may reasonably request to evidence and effect such release; and (ii) Schedule II shall be updated by the Administrative Agent to reflect the reduction of the Maximum Liquid Asset Tranche Commitment to $0.

3.7 Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its lending office (its “Lending Office”) (and the office to whose accounts payments are to be credited) for any Type of Loan and (b) change its Lending Office for any Type of Loan from time to time by notice to the Administrative Agent and the Borrower. In such event, the Administrative Agent shall hold the Notes, if any, evidencing such Lender’s Loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

Section 4. TAXES; CHANGE IN CIRCUMSTANCES

4.1 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) Indemnification by the Borrower and the Lenders. (i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within fifteen (15) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, but excluding any penalties, interest or expenses that are attributable to the bad faith, gross negligence or willful misconduct of the Recipient as determined by a court of competent jurisdiction in a final and non-appealable judgment. A certificate as to the amount of any such payment or liability delivered to the applicable Borrower Party by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (A) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section

12.11(b) relating to the maintenance of a Participant Register, and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Prescribed Forms. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and to Administrative Agent, at the time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or Administrative Agent as will permit such payment to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or Administrative Agent as will enable the Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(e)(ii)(A), 4.1(e)(ii)(B) and 4.1(e)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), executed copies of Internal Revenue Service (“IRS”) Form W-9, or applicable successor form, certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(B) any Lender that is a Foreign Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Person becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Person claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, or applicable successor form, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, or applicable successor form, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI, or applicable successor form;

(3) in the case of a Foreign Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code; (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”); and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, or applicable successor form;

(4) to the extent a Foreign Person is not the beneficial owner, executed copies of IRS Form W-8IMY, or applicable successor form, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, or applicable successor form, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Person is a partnership and one or more direct or indirect partners of such Foreign Person are claiming the portfolio interest exemption, such Foreign Person may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner; or

(C) any Foreign Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Person becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement and U.S. or non-U.S. fiscal, tax or regulatory legislation, rules, or guidance notes adopted pursuant to any intergovernmental agreement enacted to implement FATCA.

Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.1 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Administrative Agent in writing of its legal inability to do so.

(f) Selection of Lending Office. If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 4.1, then such Lender will agree, upon reasonable request of the Borrower, to use reasonable efforts to change the jurisdiction of its Lending Office if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such indemnifying party, upon the request of such indemnified party, shall repay the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.

Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Administrative Agent Status. The Administrative Agent shall deliver to the Borrower, on or prior to the date of this Credit Agreement, (i) an executed copy of IRS Form W-8ECI and (ii) an executed copy of IRS Form W-8IMY as a “U.S. branch” (evidencing its agreement with the Borrowers to be treated as a United States person).

(i) Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2 Illegality.

(a) If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans or other Obligations accruing interest calculated by reference to the Benchmark, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Euros or to determine or charge interest rates based upon the Benchmark, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Loans or the Obligations accruing interest calculated by reference to the applicable Benchmark or to convert Loans accruing interest calculated by reference to the Alternate Base Rate (unless the Alternate Base Rate is also calculated off the Benchmark in accordance with the definition thereof) or Central Bank Rate, as applicable, to be Loans accruing interest to be calculated by reference to the Benchmark, shall be suspended until such Lender notifies (and such Lender herby agrees to provide such notice) the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert Benchmark Rate Loans denominated in (x) Dollars of such Lender to Alternate Base Rate Loans and (y) Euros of such Lender to CBR Loans, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Benchmark Rate Loans to such day, or, if such Lender may not lawfully continue to maintain Benchmark Rate Loans immediately. Upon the prepayment of any such Loans, the Borrower shall also pay accrued interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b) In the event that the Borrower, Lender or Agent obtains actual knowledge that the Borrower “directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (within the meaning of 12 U.S.C. §375b or any regulation promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary of a bank holding company of which any Lender is a subsidiary, and such circumstance causes the applicable Lender to be in violation of any applicable Law or regulation, the Borrower, the Administrative Agent and such Lender shall cooperate in good faith to find a solution or remedy that would permit the applicable Lender to be in compliance with the applicable law or regulation, including, if necessary, the assignment of such Lender’s Commitment to a new Lender in accordance with Section 12.11(c) (provided that such Lender shall not be required to accept less than the full amount of the Obligations due and owing to such Lender on the date of such assignment). In the event that after thirty (30) days, the Borrower, the Administrative Agent and such Lender have not satisfactorily remedied such circumstance and caused such Lender to be in compliance with the applicable law or regulation or such Lender has not been able to assign its Commitment in accordance with Section 12.11(c), then the Borrower shall repay all Obligations due and owing to such Lender within twenty (20) Business Days and, upon receipt of such payment, such Lender shall resign from the Credit Facility and its Commitment shall be extinguished in all respects.

4.3 Inability to Determine Rates or Obtain Dollars.

(a) Subject to clauses (b), (d), (e), (f) and (g) of this Section 4.3, if prior to the commencement of any Interest Period for a Borrowing of Benchmark Rate Loans:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Benchmark (including because the Screen Rate or EURIBOR Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Benchmark and such Interest Period, will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent revokes such notice or otherwise notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) for Loans denominated in Dollars, (A) any requests to convert Alternate Base Rate Loans to Benchmark Rate Loans or to Rollover Benchmark Rate Loans shall be ineffective and (B) any Request for Borrowing shall be deemed to be a request for Borrowing of Alternate Base Rate Loans and (ii) for Loans denominated in Euros, any Request for Borrowing of Benchmark Rate Loans shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Loan of Borrowing, then all other Type of Loans of Borrowings shall be permitted. Furthermore, if any Benchmark Rate Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 4.3(a) with respect to a Benchmark applicable to such Benchmark Rate Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new request for Borrowing in accordance with the terms of Section 2, (A) for Loans denominated in Dollars, any Benchmark Rate Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute an Alternate Base Rate Loan on such day and (B) any Benchmark Rate Loan denominated in Euros shall, on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a CBR Loan; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that such Central Bank Rate for Euros cannot be determined, any outstanding affected Benchmark Rate Loans for Euros shall, be prepaid by the Borrower on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Lenders comprising the Required Lenders.

(c) [Reserved].

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 4.3.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Benchmark Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (x) in the case of a request for Loans denominated in Dollars, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Alternate Base Rate Loans or (y) in the case of a request for Loans denominated in Euros, such request will be deemed to be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate. Furthermore, if any Benchmark Rate Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 4.3, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall (A) for Loans denominated in Dollars, be converted by the Administrative Agent to, and shall constitute, an Alternate Base Rate Loan or (B) for Loans denominated in Euros, be converted by the Administrative Agent to, and shall constitute, a CBR Loan; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate cannot be determined, any outstanding affected Benchmark Rate Loans denominated in Euros shall, at the Borrowers’ election prior to such day, be prepaid by the Borrowers on such day.

4.4 Increased Cost and Capital Adequacy.

(a) Change in Law: Increased Cost. If, as the result of (i) a Change in Law or (ii) compliance, application or implementation by any Secured Party (or its Lending Office) with any Change in Law or Existing Law, there shall be any increase, by an amount deemed by such Secured Party to be material, in the cost to such Secured Party of agreeing to make or making, funding or maintaining Loans (collectively, the “Covered Matters”), or otherwise in respect of Covered Matters, or a reduction in the amount received or receivable by such Secured Party in connection with any of the foregoing, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased cost or reduction: (A) promptly on demand (and in any event within two (2) Business Days), to the extent sufficient funds are available in the Collateral Accounts for such purpose (i.e. not intended to be used to make mandatory prepayments pursuant to Section 2.1(d)) or funds are otherwise available to the Borrower to pay such amount in its entirety (provided that such funds are not reasonably anticipated by the Borrower to be used to make prepayments of Obligations pursuant to Section 2.1(d)); and (B) otherwise, by the Mandatory Prepayment End Date; provided, that this Section 4.4(a) shall be deemed to apply to any increased cost (or reduction in amount) relating to Taxes as a result of any Change in Law only (and shall apply to Taxes other than: (A) Indemnified Taxes; (B) Excluded Taxes described in clauses (b) through (d) of the definition of Excluded Taxes; and (C) Connection Income Taxes). No Secured Party may request compensation under Section 4.4(a) unless such Secured Party is then generally imposing such cost upon, or requesting compensation from, similarly situated borrowers in connection with similar credit facilities, as determined by such Secured Party acting in a commercially reasonable manner.

(b) Change in Law: Capital Adequacy. If, as the result of (i) a Change in Law or (ii) compliance, application or implementation by any Secured Party (or its Lending Office) with any Change in Law or Existing Law has or would have the effect of reducing the rate of return on capital of such Secured Party or any corporation controlling such Secured Party as a consequence of Covered Matters, or otherwise in respect of Covered Matters, or with respect hereto to a level below that which such Secured Party or entity controlling such Secured Party could have achieved but for any of the occurrences set forth in either of the preceding clauses (i) or (ii) (taking into consideration its policies with respect to capital adequacy and such Secured Party’s desired return on capital) by an amount deemed by such Secured Party to be material, then from time to time upon demand of such Secured Party (with a copy of such demand to Administrative Agent), the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such reduction: (A) promptly on demand (and in any event within two (2) Business Days), to the extent sufficient funds are available in the Collateral Accounts for such purpose (i.e. not intended to be used to make mandatory prepayments pursuant to Section 2.1(d)) or funds are otherwise available to the Borrower to pay such amount in its entirety (provided that such funds are not reasonably anticipated by the Borrower to be used to make prepayments of Obligations pursuant to Section 2.1(d)); and (B) otherwise, by the Mandatory Prepayment End Date; provided that amounts paid to Secured Parties under this clause (b) shall not be duplicative of any amounts paid by the Borrower in the preceding clause (a).

(c) Determination of Amounts. In determining any amount provided for in this Section 4.4, a Secured Party may use any reasonable averaging and attribution methods. Any Secured Party making a claim under this Section 4 shall submit to the applicable Borrower Party a written description as to such amounts (including reasonable detail regarding the basis and calculation of such amounts). Subject to Section 4.7, failure or delay on the part of any Secured Party to demand amounts pursuant to this Section 4 shall not constitute a waiver of such Secured Party’s right to demand such amounts.

4.5 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense (other than loss of margin or spread) incurred by such Lender (as determined by such Lender) as a result of (i) any Conversion or prepayment of any Loans (other than Alternate Base Rate Loans) on a date other than the last day of the Interest Period for such Loans or (ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to convert, pay, prepay or borrow any Loans on the date or in the amount notified by the Borrower.

4.6 Matters Applicable to all Actions or Requests for Compensation.

(a) Certificate. A certificate of the Administrative Agent or any Secured Party provided to the Borrower claiming compensation under this Section 4 and setting forth the additional amount or amounts to be paid to it hereunder and all available bills or statements reflecting the items for which such compensation is being sought shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Secured Party may use any reasonable averaging and attribution methods.

(b) No Duplication. Any amount payable by the Borrower on account of this Section 4 shall not be duplicative of: (i) any amount paid under any other such sections, or (ii) any amounts included in the calculation of the Benchmark or Alternate Base Rate.

(c) Refund. Any amount determined to be paid by the Borrower in error pursuant to this Section 4 shall be, (x) if no Event of Default or Default has occurred and is continuing, promptly refunded to the Borrower, or applied to amounts owing hereunder, as the Borrower may elect and (y) if a Default or Event of Default has occurred and is continuing, applied to amounts owing hereunder in accordance with Section 3.4.

(d) Replacement of Lenders. If any Secured Party requests compensation under Section 4.1 or Section 4.4 and, in respect of Section 4.4, has declined or is unable to designate a different Lending Office in accordance with Section 3.7 to eliminate the basis for such request for compensation, or takes any action contemplated in Section 4.3, the Borrower may replace such Secured Party in accordance with Section 12.12.

4.7 Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, all of the Borrower’s obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrower of any event or circumstance entitling such Lender to compensation under this Section 4 as promptly as practicable, but in any event within one hundred eighty (180) days after such Lender obtains actual knowledge thereof; if any Lender fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable under Section 4.4 or 4.5, only be entitled to payment for such compensation relating to the period from and after the date one hundred eighty (180) days prior to the date that such Lender does give such notice.

Section 5. SECURITY

5.1 Liens and Security Interest.

(a) Collateral. Pursuant to and subject to the terms of the applicable Collateral Documents, to secure the payment and performance of the Obligations hereunder:

(i) Each Account Pledgor shall grant, by way of pledge, transfer, mortgage, charge and assignment by way of security, to the Administrative Agent for the benefit of the Secured Parties, a first priority, security interest and Lien in and on its interests in the following (subject only to Permitted Liens), whether now owned or hereafter acquired or arising: (x) each Collateral Account, including but not limited to any and all funds and financial assets (including all cash and Permitted Investments) on deposit therein or credited thereto, (y) any and all agreements, instruments and other documents of every kind or description to the extent evidencing or supporting obligations under any of the foregoing Collateral and any and all security and other property with respect to such Collateral, and (z) any and all proceeds of any of the foregoing Collateral, including, without limitation, all of the records of the Borrower concerning any of the foregoing Collateral but excluding (A) any funds withdrawn from a Collateral Account in compliance with this Credit Agreement for any purpose permitted under the Operating Agreements and this Credit Agreement, and (B) the proceeds of such withdrawn funds (the items in (A) and (B) of this clause (iii), “Excluded Proceeds”);

(ii) each of the Pledgors shall grant, by way of pledge, transfer, mortgage, charge and assignment by way of security, to the Administrative Agent for the benefit of the Secured Parties, a first priority, security interest and Lien in and on 100% of the Equity Interests held by such Pledgor, in each such Issuer, as applicable, which the Borrower hereby represents and warrants, with respect to each such Issuer, are all of the Equity Interests (other than non-economic general partnership interests) in such Issuer, pursuant to the Equity Pledge Agreements; and

(iii) the Liquid Asset Investments Account Pledgor shall grant, by way of pledge, transfer, mortgage, charge and assignment by way of security, to the Administrative Agent for the benefit of the Secured Parties, a first priority security interest in and continuing lien on all of its right, title and interest in, to and under each Liquid Asset Investment Custodial Account, including, without limitation, all Securities, Financial Assets, Investment Property, Security Entitlements, Instruments, or funds or cash credited to any such Liquid Asset Investment Custodial Account, in each case, whether now owned or existing or hereafter acquired or arising, and wherever located, pursuant to an Account Pledge Agreement.

Notwithstanding the foregoing or anything to the contrary in this Credit Agreement or any other Loan Document (i) the Collateral may be subject to Permitted Liens, (ii) the Collateral does not include any Excluded Proceeds and (iii) none of the Administrative Agent or the Secured Parties shall have any Lien on any property of the Borrower that is not “Collateral”.

(b) The collateral security set forth in subsection (a) of this Section 5.1 shall be collectively referred to herein as the “Collateral”. The security agreements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant a security interest in the Collateral, including, without limitation, the Account Pledge Agreements, the Cayman Security Deeds, the New York Equity Pledge Agreement and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents”.

5.2 Required Accounts.

(a) Accounts.

(i) Each Account Pledgor shall have only the following accounts: (x) one or more accounts (including Liquid Asset Investment Custodial Accounts) which shall hold the proceeds and distributions from Portfolio Investments (and with respect to the Liquid Asset Investment Custodial Account, shall hold Liquid Investments), and which are pledged to the Administrative Agent on behalf of the Secured Parties (together with any and all funds and financial assets (including all cash) on deposit therein or credited thereto) (collectively, the “Collateral Accounts” and each, a “Collateral Account”) and (y) one or more other accounts which may hold the proceeds of Investor subscriptions, capital contributions and other operating cash of the applicable Account Pledgor (other than amounts required to be deposited into a Collateral Account pursuant to the foregoing clause (x)).

(ii) Each Account Pledgor shall cause to be paid, distributed or remitted to a Collateral Account the Borrower’s Proportionate Share of the Proceeds of Portfolio Investments (whether in the form of cash, securities or other property). To the extent any such Proceeds are paid, distributed or remitted to an account other than a Collateral Account, the applicable Account Pledgor shall cause such proceeds to be promptly (and in no event later than two (2) Business Days) deposited into a Collateral Account.

(iii) Each Collateral Account, which shall be specified on Schedule I as a Collateral Account (as such Schedule may be updated from time to time by the Borrower with the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed), shall be either (x) a deposit account or (y) a securities account (in each case, as defined in the UCC), in each case established with an Eligible Institution, as deposit bank or securities intermediary, as applicable, in the name of the applicable Account Pledgor, into which, in the case of a securities account, financial assets may be credited, and as to which such Eligible Institution, as deposit bank or securities intermediary, as applicable, undertakes to treat the Administrative Agent, on behalf of the Lenders, as entitled to exercise the rights that comprise such deposit account or securities account, as applicable, in accordance with the terms of the applicable Account Pledge Agreement and Account Control Agreement. If such deposit bank or securities intermediary, as applicable, ceases to be an Eligible Institution, the applicable Account Pledgor will have thirty (30) days following notice from the Administrative Agent to move such Collateral Account to another Eligible Institution reasonably acceptable to the Administrative Agent. If such deposit bank or securities intermediary, as applicable, closes a Collateral Account, the applicable Account Pledgor shall open a new Collateral Account of the same type with a replacement deposit bank or securities intermediary, as applicable, that is an Eligible Institution within thirty (30) days (or such longer period as the Administrative Agent may agree in its sole discretion) following such closing.

(b) Control. Each Account Pledgor shall cause each Collateral Account to be subject at all times to an Account Pledge Agreement and an Account Control Agreement, pursuant to which the Administrative Agent, on behalf of the Lenders, shall be entitled to assume exclusive control thereof upon notice to that effect to the applicable Eligible Institution; provided that the Administrative Agent shall not deliver any such notice unless a Cash Control Event has occurred and is continuing. Each Collateral Account shall continue to be held in the name of the applicable Account Pledgor after the Administrative Agent has assumed exclusive control thereof. All monies, instruments, investment property or other property credited to the Collateral Accounts pursuant to this Credit Agreement and all other property credited to the Collateral Accounts constitute part of the Collateral (including all cash, but subject to the other limitations and exclusions specified in Section 5.1 or in any of the Collateral Documents) and shall be applied in the manner set forth herein. The applicable Account Pledgor may direct the institution that holds a Collateral Account to invest the funds in such accounts solely in cash denominated in Dollars or Euro.

(c) Use of Account. Except to the extent it would violate Sections 2.1(d) or 9.10, each applicable Account Pledgor may withdraw funds from the Collateral Accounts from time to time, unless at the time of such withdrawal or disbursement or after giving effect thereto: (i) the LTV Ratio shall be greater than the Maximum LTV, (ii) a mandatory prepayment pursuant to Section 2.1(d) shall be due and owing or (iii) an Event of Default has occurred and is continuing, or would result therefrom, giving effect to any applicable cure periods (any of the foregoing events in sub-clauses (i), (ii) or (iii), a “Cash Control Event”; provided that no Cash Control Event shall be deemed to have occurred under sub-clause (ii) of this sentence prior to the expiration of any applicable grace period for any applicable mandatory prepayment then due and owing so long as the Account Pledgors maintain sufficient cash in the Collateral Accounts to make such mandatory prepayment, the Administrative Agent has been provided with reasonably satisfactory evidence of such sufficient cash and such mandatory prepayment is made within the required time period under Section 2.1(d)). Any withdrawal from a Collateral Account by an Account Pledgor (excluding any withdrawal resulting in a transfer of funds between Collateral Accounts) shall be deemed a representation and warranty by the applicable Account Pledgor that the conditions set forth in this clause (c) have been satisfied. The Administrative Agent is authorized to give notice of its exclusive control of the Collateral Accounts to the depository bank and/or the securities intermediary, in each case, only if a Cash Control Event has occurred and is continuing. Upon a Cash Control Event, pursuant to the terms of the applicable Account Pledge Agreement and/or Account Control Agreement, the Borrower hereby irrevocably authorizes the Administrative Agent to charge from time to time the Collateral Accounts for Obligations not paid when due hereunder. The Administrative Agent shall give prompt notice of any action taken under this paragraph but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Borrower with respect to such action.

(d) No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that no Secured Party (i) undertakes any duties, responsibilities, or liabilities with respect to the Collateral or Portfolio Investments, (ii) shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of the Borrower, (iii) shall be required to refer to the Constituent Documents of the Borrower, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of the Borrower, and (iv) shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of the Borrower relating to the Collateral.

(e) Additional Action by the Administrative Agent. Subject to Section 10.2, during the existence of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, pursuant to one or more pledges, is hereby authorized and empowered on behalf of the Borrower, to endorse the name of the Borrower upon any check, draft, instrument, receipt, instruction, or other document or items, and to receive and apply the proceeds therefrom in accordance with the terms of this Credit Agreement. During the existence of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of the Borrower, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion, reasonably exercised, of the Administrative Agent for the purposes of repaying the Obligations or to protect the first priority security interests and Liens in the Collateral and neither the Administrative Agent nor the other Secured Parties, in the absence of bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment, shall incur any liability in connection with or arising from its exercise of such power of attorney. The application by the Secured Parties of such funds shall, unless the Administrative Agent shall agree otherwise in writing, be the same as set forth in Section 3.4. The Borrower acknowledges that all funds so transferred into any Collateral Account shall be the property of the Borrower subject to the first priority security interest of the Administrative Agent therein (subject to Permitted Liens).

5.3 Lender Offset. In addition to the rights granted to the Administrative Agent and the Secured Parties under Section 5.2, the Borrower hereby grants to each Secured Party a right of offset to secure the repayment of the aggregate Obligations when due to the Secured Parties (solely after the passage of any applicable grace period and otherwise in accordance with the provisions of this Credit Agreement), upon any and all monies, securities, or other property of the Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to the Secured Parties, from or for the account of the Borrower, as applicable, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of the Borrower and any and all claims of the Borrower, against the Secured Parties at any time existing. The Secured Parties are hereby authorized at any time and from time to time during the existence of an Event of Default, without notice to the Borrower, to offset, appropriate, apply, and enforce such right of offset against any and all items referred to above against the Obligations. The Borrower shall be deemed directly indebted to the Secured Parties in the full amount of the aggregate Obligations, and the Secured Parties shall be entitled to exercise the rights of offset provided for above. The rights of the Secured Parties under this Section 5.3 are subject to Section 12.2. The Administrative Agent and the Secured Parties, as applicable, shall give the Borrower prompt notice of any action taken pursuant to this Section 5.3, but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Borrower with respect to such action.

5.4 Agreement to Deliver Additional Collateral Documents. The Borrower shall deliver such security agreements, financing statements, assignments, notices and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Administrative Agent for the benefit of the Secured Parties, first priority (subject to Permitted Liens) security interests in the Collateral with respect to which the Borrower is granting a security interest to the Administrative Agent, together with other assurances of the enforceability and first priority (subject to Permitted Liens) of the Administrative Agent’s (for the benefit of the Secured Parties) Liens and assurances of due recording and documentation of the Collateral Documents and financing statements, assignments, notices and acknowledgements or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority Liens and security interests granted or purported to be granted pursuant to this Section 5.

5.5 Subordination. After the occurrence and during the continuance of an Event of Default, without the prior written consent of the Administrative Agent, no Credit Party shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to the General Partner or any Affiliate of any Credit Party whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created, other than (x) payments by a Subsidiary of the Borrower to the Borrower and (y) payment of management and similar fees payable in the ordinary course of business with available cash that does not constitute Collateral (collectively, the “Other Claims”). All Other Claims, together with all liens, security interests, and all other encumbrances or charges on assets securing the payment of all or any portion of the Other Claims, shall at all times during the occurrence and continuance of an Event of Default be subordinated to and inferior in right and in payment to the Obligations and all liens, security interests, and all other encumbrances or charges on assets securing all or any portion of the Obligations, and the Borrower agrees to take such actions as are necessary to provide for such subordination between it and any of its Affiliates, inter se, including but not limited to providing for such subordination in the documents evidencing the Other Claims.

Section 6. CONDITIONS PRECEDENT TO LENDING.

6.1 Obligations of the Lenders. The obligations of the Lenders to advance Borrowings hereunder shall become effective on the Closing Date, subject to the Administrative Agent’s receipt of the following:

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by the Borrower;

(b) Notes. To the extent requested, a Note duly executed and delivered by the Borrower to each Lender in accordance with Section 3.1 and dated as of the Closing Date;

(c) Fee Letter. The Fee Letter, duly executed and delivered by the parties thereto;

(d) Security Agreements; Related Documents. The Account Pledge Agreements, the Cayman Security Deeds and the New York Equity Pledge Agreement, in each case, duly executed and delivered by each party thereto, in accordance with Section 5.1;

(e) Payoff. A payoff letter executed by the parties to the Existing Bridge Facility, in form and substance reasonably acceptable to the Administrative Agent, evidencing repayment in full of the obligations under the Existing Bridge Facility and release of any liens granted pursuant thereto. In connection therewith, the applicable Credit Parties (or their designees) shall have been authorized to file all UCC-3 termination statements in respect of the security interests granted under the Existing Bridge Facility.

(f) Collateral Accounts.

(i) Evidence of the establishment of each of the Collateral Accounts; and

(ii) Each applicable Account Control Agreement, duly executed by the applicable Account Pledgor, in form and substance satisfactory to the Administrative Agent in its reasonable discretion.

(g) Filings.

(i) To the extent applicable, searches of Filings in the appropriate public offices of the applicable Governmental Authority in the jurisdiction of formation or incorporation of the applicable Credit Party (or in the District of Columbia), copies of the Filings on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper Filings, if any, filed on or before the date hereof necessary to evidence the prior termination of all security interests and other rights of any Person in any Collateral previously granted;

(ii) To the extent required in accordance with the law of the jurisdiction to which the Collateral is subject, filings in form and substance satisfactory to the Administrative Agent for each applicable jurisdiction with respect to the Collateral together with evidence satisfactory to the Administrative Agent, in its sole discretion, that the same have been filed or will be submitted for filing promptly following the Closing Date in the appropriate public filing offices of the applicable Governmental Authority in each case to perfect the Secured Parties’ first priority security interest in the Collateral;

(h) Responsible Officer Certificates. A certificate from a Responsible Officer of the General Partner in the form of Exhibit I or such other form as reasonably acceptable to the Administrative Agent, confirming that, among other things, (i) borrowing or guaranteeing or securing, as appropriate, the Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on the Borrower to be exceeded and (ii) the assets of the Borrower do not constitute Plan Assets;

(i) Constituent Documents. True and complete copies of the Constituent Documents of the Credit Parties, as in effect on the date hereof;

(j) Authority Documents. Certified resolutions of each of the Borrower (acting through and represented by the General Partner), the General Partner (in its individual capacity), and the other Credit Parties, authorizing its entry into the transactions contemplated herein and in each other Loan Document to which it is a party, and corporate authorizations;

(k) Incumbency Certificate. From the Borrower, the General Partner, and the other Credit Parties, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents to which it is party and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Borrower, the General Partner, and the other Credit Parties together with specimen signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Persons named in such further certificate;

(l) Opinions. A favorable written opinion of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, New York counsel to the Credit Parties, and (ii) Walkers (Cayman) LLP, Cayman Islands counsel to the Credit Parties;

(m) Delivery of Financial Statements. A statement of the NAV at the Closing Date;

(n) No Proceedings. There shall be no Proceeding, pending or to the actual knowledge of a Responsible Officer of the Borrower, threatened that purports to affect, the Borrower, the General Partner, or the other Credit Parties or any transaction contemplated under any Constituent Document of the Borrower, the General Partner or the other Credit Parties;

(o) [Reserved].

(p) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the Closing Date, including pursuant to the Fee Letter, and payment of all reasonable expenses required to be reimbursed or paid by the Borrower hereunder, including the reasonable fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Davis Polk & Wardwell LLP (including reasonable fees and disbursements of Cayman Islands counsel retained on behalf of the Administrative Agent), which may be deducted from the proceeds of the initial Borrowing;

(q) PATRIOT Act, Etc. (i) To the extent requested by the Administrative Agent or any Lender in a written notice to the Borrower at least 10 days prior to the Closing Date, the Administrative Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and other applicable “know your customer” and anti-money laundering rules and regulations and (ii) to the extent the Credit Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification; and

(r) Organizational Chart. The Borrower shall have delivered to the Administrative Agent an organizational chart representing the organizational structure of the Credit Parties as at the Closing Date.

6.2 Conditions to all Loans. The obligations of the Lenders to advance each Borrowing on any Funding Date are subject to the following conditions precedent:

(a) Representations and Warranties. The representations and warranties (other than those set forth in Section 7.8 which shall be replaced with the condition in Section 6.2(b)) set forth herein and in the other Loan Documents are true and correct in all material respects on and as of such Funding Date with the same force and effect as if made on and as of such date; provided that any representations or warranties made as of a specified earlier date are true and correct in all material respects as of such earlier date; provided, further, that any representations or warranties qualified by materiality in the text thereof are true and correct in all respects.

(b) No Default, Event of Default or Cash Control Event. No event shall have occurred and be continuing, or would result from the Borrowing which constitutes a Default, an Event of Default or a Cash Control Event.

(c) Request for Borrowing. The Administrative Agent shall have received a Request for Borrowing, together with a Borrowing Base Certificate (in the case of Borrowings under the Private Asset Tranche) and a calculation of the LTV Ratio.

(d) Available Loan Amount. Immediately after giving effect to the proposed Borrowing, (x) the Principal Obligations constituting Loans will not exceed the aggregate amount of Commitments, (y) the Principal Obligations will not exceed the Maximum Commitment and (z) the LTV Ratio shall not exceed the Maximum LTV.

(e) Fees, Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the applicable Funding Date, including pursuant to the Fee Letter, and payment of all reasonable expenses required to be reimbursed or paid by the Borrower hereunder, including the reasonable fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Davis Polk & Wardwell LLP (including reasonable fees and disbursements of Cayman counsel retained on behalf of the Administrative Agent), which may be deducted from the proceeds of the initial Borrowing.

(f) Additional Documentation. All documentation necessary with respect to the addition of additional Eligible Investments added on or prior to the date of such Borrowing that are included in the Private Asset Tranche Borrowing Base.

Section 7. REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Lenders to make Loans, each Credit Party hereby represents and warrants to the Administrative Agent, the Calculation Agent and the Lenders that:

7.1 Organization and Good Standing. Each Credit Party (a) is duly organized, duly incorporated, duly formed or duly established and registered, as applicable, and in particular, (x) the Borrower is duly formed and validly existing as a limited partnership under Delaware law, and (y) the General Partner is duly formed and validly existing as a limited liability company under Delaware law, (b) is validly existing and in good standing (to the extent applicable in the jurisdiction of the relevant Credit Party) under the laws of its jurisdiction of formation, registration or incorporation (as applicable), (c) has (together with any other Credit Party) the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and (d) is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.

7.2 Authorization and Power. Each Credit Party (where relevant, acting through and/or represented by its general partner) (a) has the organizational power and requisite authority to execute, deliver, and perform its respective obligations under each Loan Document to be executed by it, (b) is duly authorized to, and has taken all organizational action necessary to authorize it to, execute, deliver, and perform its obligations under each Loan Document to be executed by it, and (c) is and will continue to be duly authorized to perform its obligations under each Loan Document to be executed by it.

7.3 No Conflicts or Consents. None of the execution and delivery of each Loan Document to be executed by each Credit Party, the consummation of any of the transactions therein contemplated, or the compliance with the terms and provisions thereof, will contravene or conflict, in any material respect, with (a) any provision of law, statute or regulation, including the Investment Company Act, to which such Credit Party is subject, (b) any judgment, license, order or permit applicable to such Credit Party, (c) any indenture, mortgage, deed of trust or other agreement or instrument to which such Credit Party is a party, by which such Credit Party may be bound, or to which such Credit Party may be subject or (d) its Constituent Documents, except in the case of clauses (a) through (c) where such contravention or conflict would not have a Material Adverse Effect. No consent, approval, authorization or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by any Credit Party of any Loan Document to be executed by it or to consummate the transactions contemplated thereby other than any consent, approval, authorization or order which has been obtained or to the extent it would not result in a Material Adverse Effect if not obtained.

7.4 Enforceable Obligations. Each Loan Document to which each Credit Party is a party is the legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to Debtor Relief Laws and general equitable principles (whether considered a proceeding in equity or at law).

7.5 Priority of Liens. Subject to compliance with Section 8.11 and except as permitted under Section 9.2, no Credit Party or any Intermediate Entity has any Liens on its property or assets, other than Permitted Liens, and the Collateral Documents to which such Credit Party or such Intermediate Entity is a party (if any) create, as security for the Obligations, valid and enforceable security interests in and Liens on all of the Collateral in which such Credit Party or such Intermediate Entity has any right, title or interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in accordance with the Loan Documents, except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on the Collateral in which such Credit Party or such Intermediate Entity has any right, title or interest shall be, upon filing of the Filings, and taking of such actions as are contemplated by this Credit Agreement and other Collateral Documents, perfected security interests that have priority over security interests of all third parties in such Collateral (subject to Permitted Liens), and, other than in connection with any future change in law or in such Credit Party’s or such Intermediate Entity’s name, identity or structure, or its jurisdiction of organization, as the case may be, no further Filings are or will be required in connection with the creation or perfection of such security interests and Liens, other than the filing of continuation statements or their equivalent in accordance with applicable Laws.

7.6 Financial Condition. The Borrower has delivered to the Administrative Agent and the Calculation Agent copies of the financial statements and reports, if any, required to be delivered in Section 8.1 hereof on the Closing Date. Each Credit Party is Solvent.

7.7 Full Disclosure. All written information (other than projections and information of general industry or economic nature) heretofore furnished by any Credit Party in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby that has been prepared by a Credit Party or its Affiliates does not contain, and all such information hereafter furnished will not contain, in each case to the actual knowledge of a Responsible Officer of a Credit Party and when taken as a whole, any untrue statement of a material fact on the date as of which such information is stated or deemed stated. No good-faith error in the calculation of any Borrowing Base shall be deemed to constitute a misrepresentation, breached representation or Default if such error is the result of a Responsible Officer of a Credit Party not having knowledge of the occurrence of any Material Investment Event or Intermediate Entity MAE. As of the Closing Date, to the best knowledge of the Borrowers, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Credit Agreement is true and correct in all material respects.

7.8 No Default. Except as has been disclosed to the Administrative Agent and the Calculation Agent in writing, no event has occurred and is continuing which constitutes an Event of Default or a Default.

7.9 No Litigation. As follows: (a) for purposes of this representation and warranty as of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or governmental authority (“Proceedings”) pending, or to the actual knowledge of any Responsible Officer of the Borrower threatened, against any Credit Party, other than any such Proceeding that is disclosed in writing by such Credit Party to the Administrative Agent before the Closing Date, and (b) for purposes of this representation and warranty after the Closing Date, there are no such Proceedings pending, or to the actual knowledge of any Responsible Officer of the Borrower threatened, against any Credit Party, which are reasonably expected to have a Material Adverse Effect.

7.10 Material Adverse Effect. No changes to any Credit Party have occurred since the date of the most recent financial statements delivered to the Administrative Agent and the Calculation Agent pursuant to Section 8.1(a), which would reasonably be expected to result in a Material Adverse Effect.

7.11 Taxes. All material Tax returns required to be filed by any Credit Party have been filed and all material Taxes required to be paid by such Credit Party have been paid prior to the time that such Taxes become delinquent or are currently being contested in good faith by appropriate proceedings for which sufficient reserves have been established in accordance with Generally Accepted Accounting Principles.

7.12 Principal Office; Jurisdiction of Formation. (a) Each of the principal office, chief executive office and principal place of business of each Credit Party is correctly listed on Schedule I hereto (as may be updated from time to time by the Credit Parties), and such Credit Party has maintained such principal office, chief executive office and principal place of business at such location(s) since its formation or incorporation (as applicable) and (b) the jurisdiction of formation or incorporation (as applicable) of each Credit Party is correctly listed on Schedule I hereto as may be updated from time to time by the Credit Parties, and such Credit Party is not organized under the laws of any other jurisdiction.

7.13 ERISA.

(a) No Credit Party (other than a General Partner) (i) has established, maintained, contributed to or has any direct liability with respect to any Plan or (ii) other than could not reasonably be expected to result in a Material Adverse Effect, has any indirect or contingent liability with respect to any Plan on account of any member of a Credit Party’s (other than a General Partner’s) Controlled Group.

(b) The assets of each Credit Party do not constitute Plan Assets.

(c) Assuming no source of funds used to make the Loans constitutes Plan Assets (unless the applicable Lender relies on a prohibited transaction exemption, the requirements of which are satisfied), the execution, delivery and performance of this Credit Agreement and the other Loan Documents, the borrowing and repayment of amounts under this Credit Agreement and the enforcement of the Obligations directly against the Investors, do not and will not constitute or result in a nonexempt “prohibited transaction” under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Internal Revenue Code.

7.14 Compliance with Law. Each Credit Party is in compliance in all respects with all material Laws which are applicable to it or its properties except where non-compliance would not be reasonably likely to have a Material Adverse Effect.

7.15 Environmental Matters. There have been no past, and there are no pending or threatened, claims, complaints, notices, or governmental inquiries against it (but for clarification excluding any and all such claims, complaints, notices or governmental inquiries relating solely to any Portfolio Investment) regarding any alleged violation of, or potential liability under, any environmental laws that could reasonably be expected to have a Material Adverse Effect. Its properties (but for clarification excluding any properties relating solely to any Portfolio Investment) are in compliance with all environmental laws and related licenses and permits except where non-compliance would not be reasonably likely to have a Material Adverse Effect. No conditions exist at, on or under any property now owned or leased by it or existed at, on or under any property previously owned or leased by it at the last date so owned or leased that, in either case, could give rise to liability under any environmental law that could reasonably be expected to have a Material Adverse Effect.

7.16 Ownership of Portfolio Investments.

(a) [Reserved].

(b) The Borrower, the Administrative Agent and the Calculation Agent acknowledge that certain Portfolio Investments shall be excluded from the calculation of the applicable Borrowing Base to the extent such Portfolio Investment: (i) has not yet been transferred to the Borrower or the applicable Intermediate Entity, (ii) is owned by an Issuer and if consent to the pledge of the Equity Interests in such Issuer by such Pledgors is necessary due to the Portfolio Investment Documents relating to such Portfolio Investment, such consent has not been obtained from the Sponsor of such Portfolio Investment, (iii) is owned directly or indirectly by an Intermediate Entity with respect to which an Intermediate Entity MAE has occurred and is continuing or (iv) is owned by a Credit Party other than a Material Borrower Party, and any event described in Section 10.1(c), (e), (f) or (g) shall occur with respect to such Credit Party; provided that, for the avoidance of doubt, such exclusion shall be made at any time and from time to time upon the occurrence of such Intermediate Entity MAE (each such Portfolio Investment described in this clause (b) shall be an “Excluded Portfolio Investment”).

(c) The list of Eligible Investments shall, from time to time be confirmed and/or amended, by delivery by the Borrower of a timely and accurate list of Eligible Investments (which may take the form of Exhibit A; provided that, such list shall specify whether such Eligible Investment is a Liquid Asset Investment, Direct Infrastructure Investment or Secondaries Investment), which shall be promptly reviewed and confirmed by the Administrative Agent and the Calculation Agent (provided that such review and confirmation shall not grant any Agent or Lender a consent right over the inclusion of any Portfolio Investment as an Eligible Investment), as an exhibit to each Request for Borrowing hereunder, as an exhibit to each Monthly Certificate and each Compliance Certificate delivered hereunder, or otherwise from time to time at the discretion of the Borrower in connection with the acquisition of new Portfolio Investments.

7.17 Fiscal Year. The fiscal year of the Borrower is the calendar year.

7.18 Portfolio Investment Documents; Portfolio Investment Obligations.

(a) Each Portfolio Investment is evidenced by appropriate Portfolio Investment Documents indicating the Borrower or the applicable Intermediate Entity as the owner thereof.

(b) No Portfolio Investment Document relating to an Eligible Investment that is owned by the Issuers contains (A) any “change of control” or similar provisions which would be triggered upon the exercise by the Administrative Agent of its rights to foreclose on the Collateral or (B) any provisions which would reasonably have an adverse effect on the Liens of the Administrative Agent upon the Collateral, including, without limitation, the pledges of the Equity Interests in the Issuers, or prevent, in any way, the realization of the Liens under any Collateral Document; or in the event any Portfolio Investment Document contains any such provision as described in (A) or (B) above, the applicable Borrower or Intermediate Entity has obtained consent to the transactions contemplated hereunder from the applicable party pursuant to such Portfolio Investment Document satisfactory to the Borrower and the Calculation Agent in its reasonable discretion.

(c) The Calculation Agent agrees that it shall cooperate in good faith with the Borrowers and the Intermediate Entities, as applicable, in order for the Intermediate Entities to obtain any such consent contemplated in clause (b) above.

7.19 Margin Stock. Neither the execution and delivery by the Credit Parties of the Loan Documents nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Credit Parties will, or will cause any Lender to, violate Regulation U or X of the Board of Governors of the Federal Reserve System. No Credit Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of buying or carrying Margin Stock.

7.20 Status under the Investment Company Act. No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act.

7.21 Indebtedness. Neither the Borrower nor any Intermediate Entity has any outstanding any Indebtedness except (a) the Obligations incurred hereunder and (b) other Indebtedness permitted to be incurred pursuant to Section 9.9.

7.22 [Reserved].

7.23 Foreign Asset Control Laws and Anti-Corruption Laws. (a) Neither the Borrower, nor the General Partner, nor any of their respective Subsidiaries, nor any directors or Responsible Officers of such Person nor, to the actual knowledge of any Responsible Officer of such Person, any employee, agent, representative, or officer (other than a Responsible Officer) thereof, is a Person that is, or is greater than 50% owned or controlled by Persons that are, (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union (or any member thereof), the United Kingdom, or any other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea, Zaporizhzhia and Kherson regions of Ukraine); (b) each of the Borrower and the General Partner is subject to policies and procedures reasonably designed to ensure compliance with applicable anti-money laundering laws and regulations, with applicable Sanctions and with Anti-Corruption Laws and (c) the Borrower, each of its Subsidiaries, their respective directors and Responsible Officers and, to the actual knowledge of a Responsible Officer of such Person, each employee, agent, representative, and officer (other than a Responsible Officer) thereof, is, in each case, in compliance with Anti-Corruption Laws and anti-money laundering laws in all material respects.

7.24 Borrowing Base Certificate. Each of the Borrowing Base Certificate and the Monthly Certificate, as it may be updated in writing from time to time by the Borrower, is true and correct in all material respects.

7.25 Organizational Structure. The Borrower’s, each Pledgor’s and each Issuer’s general partner or managing member (or equivalent in such Borrower, Pledgor’s or Issuer’s jurisdiction of formation), if applicable, is the Person listed as such Borrower, Pledgor’s or Issuer’s general partner (or equivalent) on Schedule I or an updated Schedule I delivered from time to time by the Borrower to reflect changes permitted pursuant to this Credit Agreement, including a Permitted GP Replacement. The information contained in Schedule I is accurate in all respects.

7.26 Issuers. All outstanding Equity Interests (other than any non-economic general partnership interests) of the Issuers have been validly issued, and are owned 100% by the Pledgors. The Borrower and Pledgors do not have any direct Subsidiaries except as set forth on Schedule V.

7.27 Dodd-Frank Act. Goldman Sachs is in compliance with Section 619 of the Dodd-Frank Act and the implementing regulations promulgated thereunder (giving effect to any applicable Section 619 conformance periods) with respect to its sponsorship of, and its ownership interests in, the Borrower.

7.28 [Reserved].

7.29 [Reserved].

7.30 General Partner.

(a) The General Partner represents and warrants that it is the sole general partner of the Borrower.

(b) There are no limitations on the ability of the General Partner acting in its capacity as general partner of the Borrower of which it is the managing general partner other than as set out in the relevant constitutive documents which have been delivered to the Administrative Agent.

Section 8. AFFIRMATIVE COVENANTS

So long as any Lender has any commitment to lend hereunder, and until performance and payment in full of all of the Obligations (other than contingent indemnification obligations that have not been asserted) under this Credit Agreement and the other Loan Documents, the Borrower agrees that, unless the Administrative Agent shall otherwise consent in writing based upon the approval of the Administrative Agent and the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

8.1 Financial Statements, Reports and Notices. The Borrower shall deliver to each of the Administrative Agent and the Calculation Agent sufficient copies for each Lender of the following:

(a) Financial Reports.

(i) Annual Reports. As soon as available, but no later than one hundred eighty (180) days after the end of the fiscal year financial statements of the Borrower together with all notes thereto, which statements shall contain a consolidated balance sheet as of the end of such fiscal year and statements of income and cash flow (each of which shall be on a consolidated basis) for such fiscal year with footnotes providing (x) the aggregate fair market value of the Borrowers’ Proportionate Share of Portfolio Investments held directly or indirectly by the Borrower and (y) the Principal Obligations at such time, such statements to be audited, together with the unqualified opinion of a firm of nationally-recognized independent certified public accountants reasonably acceptable to the Calculation Agent, based on an audit using generally accepted auditing standards, that such financial statements were prepared in accordance with Generally Accepted Accounting Principles;

(ii) Semi-Annual Reports. Beginning with the semi-annual period of the Borrower ending on December 31, 2026, as soon as available, but no later than one hundred twenty (120) days after the end of the first semi-annual period of each fiscal year of the Borrower, or as soon as practical thereafter, in each case, an unaudited report setting forth as of the end of such semi-annual period, the balance sheet and income statement (each of which shall be on a consolidated basis and which need not be in accordance with Generally Accepted Accounting Principles) of the Borrower;

(iii) Compliance Certificate. Simultaneously with the delivery of the financial reports required under Section 8.1(a)(i) and (ii), a compliance certificate in the form attached hereto as Exhibit M (the “Compliance Certificate”), certified by a Responsible Officer of the Borrower to be true and correct to such Responsible Officer’s actual knowledge, and (A) stating that such Responsible Officer is familiar with the terms and provisions of the Loan Documents, and has made, or caused to be made under his or her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the period covered by such Compliance Certificate; (B) certifying that (x) in the case of the financial reports required under Section 8.1(a)(i), the footnotes to such financial statements describing the aggregate fair market value of the Borrower’s Proportionate Share of Portfolio Investments held by the Borrower or the applicable Intermediate Entities fairly present, in all material respects, the fair market value of the Borrower’s Proportionate Share of Portfolio Investments of the Borrower or such applicable Intermediate Entities on the dates indicated, and (y) in the case of the financial reports required under Section 8.1(a)(ii), such financial statements fairly present, in all material respects, the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, in each case on the basis of Generally Accepted Accounting Principles, subject, in the case of interim financial statements, to normally recurring year-end adjustments and the absence of footnotes (other than footnotes describing the financial condition of the Borrower); (C) stating that the Borrower is in compliance with the covenants set forth in this Credit Agreement or any other Loan Document; (D) stating that the representations and warranties of the Borrower contained in Section 7, or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, are true and correct in all material respects (only to the extent such representations and warranties are not already qualified by a standard of materiality) on and as of the date thereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (only to the extent such representations and warranties are not already qualified by a standard of materiality) as of such earlier date; (E) stating whether any Event of Default or Default exists on the date of such certificate and, if any Event of Default or Default then exists, setting forth the details thereof and the action which the applicable party is taking or proposes to take with respect thereto; and (F) stating that no Material Investment Event or Intermediate Entity MAE has occurred or is continuing (or detailing any Material Investment Event or Intermediate Entity MAE that has occurred).

(b) Monthly Certificate. With respect to each calendar month beginning with September 30, 2026, on or before the forty-fifth (45th) calendar day following the end of each such calendar month, the Borrower shall provide to the Administrative Agent and the Calculation Agent, a certificate of a Responsible Officer of the Borrower in the form attached hereto as Exhibit L (a “Monthly Certificate”), (i) stating that the representations and warranties of the Borrower (other than those set forth in Section 7.8 which shall be replaced with the condition in Section 6.2(b)) set forth herein and in the other Loan Documents were true and correct in all material respects (only to the extent such representations and warranties are not already qualified by a standard of materiality) on and as of the date of the latest Borrowing with the same force and effect as if made on and as of such date (or with respect to representations or warranties made as of a specified earlier date are true and correct in all material respects as of such earlier date); and (ii) setting forth a calculation of (x) the Private Asset Tranche Borrowing Base and (y) the LTV Ratio (including all supporting information for such calculation, including, without limitation, the Applicable Asset Value and Asset LTV) as of the end of the relevant period, in each case in the form attached hereto as Exhibit A; and

(c) BSL Loan Tape. The Borrower will provide, or will arrange for State Street Bank or another custodian maintaining an account in which Liquid Asset Investments are held, to provide, to the Administrative Agent on each Business Day, (x) a list of Liquid Asset Investments held directly or indirectly by the Borrower and (y) with respect to each Broadly Syndicated Loan, the LXID (or equivalent unique loan identifier) for such Broadly Syndicated Loan (collectively, the “Loan Tape”), provided that the Loan Tape may initially be delivered on a weekly basis, and the Borrower shall use commercially reasonable efforts to deliver (or arrange for the delivery of) the Loan Tape on each Business Day as soon as practicable. Upon receipt of the Loan Tape, the Administrative Agent will have three (3) Business Days to provide calculations determining the Liquid Asset Tranche Borrowing Base, which shall be conclusive absent manifest error.

(d) ERISA Notice. The Borrower agrees to promptly provide notice to the Administrative Agent and the Calculation Agent in writing if the Borrower has reason to believe that its assets constitute or are reasonably expected to constitute Plan Assets; and

(e) Other Reporting. (i) Simultaneously with or promptly after their delivery to the Investors of the Borrower, copies of all other financial statements, reports, notices, opinions, certificates and other documents of a financial or otherwise material nature at any time or from time to time furnished to the Investors by the Borrower (other than any tax returns or other schedules or materials relating thereto or documents furnished only to specific Investors or immaterial documents) and (ii) promptly following any request therefor, with respect to the Borrower, information and documentation reasonably requested by the Administrative Agent, the Calculation Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(f) Other Information. The Borrower shall provide to each of the Administrative Agent and the Calculation Agent, from time to time, upon such Agent’s reasonable request, all information or reports received by the Borrower or any Intermediate Entity relating to: (i) any issuer or Sponsor of a Portfolio Investment; (ii) Portfolio Investment Documents or amendments thereto, provided that prior to an Event of Default, such documents may be redacted to omit Restricted Information; and (iii) Portfolio Investments or their valuation as provided by the Sponsor thereof (including any “net asset value” or “NAV” reports, and investor reports). Each of the Administrative Agent and the Calculation Agent agrees that it will keep information relating to such Portfolio Investments confidential (in accordance with Section 12.17), and the parties hereto agree that in no event will the Borrower be required to provide any information or documentation to the extent providing the same would constitute a breach by the Borrower of confidentiality obligations in Portfolio Investment Documents or if such information is otherwise subject to attorney-client privilege; provided that (x) in the case of any confidentiality obligation, the Borrower shall have used commercially reasonable efforts to obtain consent to provide such information and/or to cause the applicable Intermediate Entities to provide such information and (y) the Borrower shall notify the Administrative Agent and/or the Calculation Agent, as applicable, if any such information is being withheld as a result of any such obligation of confidentiality and the Borrower shall use its commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Additionally, subject to the limitations above in this clause (f), the Borrower shall provide to the Administrative Agent and/or the Calculation Agent from time to time, upon its reasonable request, additional information regarding the assets, business, financial, legal or corporate affairs of the Borrower, including the Portfolio Investments.

8.2 Payment of Taxes. Each Credit Party shall pay and discharge all material Taxes, assessments, and governmental charges or levies imposed upon it or them, or upon its or their, income or profits, or upon any property belonging to it, before delinquent; provided that neither the Borrower nor any Credit Party shall be required to pay any such tax, assessment, charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves in accordance with Generally Accepted Accounting Principles therefor have been established. Without the written consent of the Administrative Agent, (a) the Borrower shall not change its status to other than a partnership for U.S. federal income tax purposes and (b) the Borrower shall not change the jurisdiction of its organization to other than Delaware, nor become a resident for Tax purposes in any jurisdiction other than Delaware.

8.3 Maintenance of Existence and Rights. Subject to the provisions of this Credit Agreement, the Borrower shall preserve and maintain its existence. The Borrower shall also preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority, the failure of which would reasonably be expected to result in a Material Adverse Effect.

8.4 Notice of Default; Material Investment Event; Intermediate Entity MAE. The Borrower will furnish to the Administrative Agent and the Calculation Agent, promptly upon any Responsible Officer becoming aware (and in no event later than the third Business Day after becoming aware) of (a) the existence of any condition or event that, in the opinion of such Responsible Officer, constitutes an Event of Default or a Default or has a Material Adverse Effect, a written notice specifying the nature and period of existence thereof and the action which the Borrower is taking or proposes to take with respect thereto, (b) the occurrence of any event that would have a material adverse effect upon the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of a Portfolio Investment or the issuer thereof, (c) the occurrence of a Material Investment Event with respect to a Portfolio Investment and (d) the occurrence of any Intermediate Entity MAE. Upon receipt, the Administrative Agent shall promptly provide each Lender with a copy of any such notice.

8.5 Other Notices.

(a) The Borrower shall disclose in writing to the Administrative Agent and the Calculation Agent prior to the date of any Request for Borrowing made by the Borrower all Proceedings pending, or, to the actual knowledge of a Responsible Officer of the Borrower, threatened in writing, against the Borrower which are reasonably likely to have a Material Adverse Effect.

(b) The Borrower shall promptly upon a Responsible Officer’s receipt of actual knowledge thereof (and in no event later than the third Business Day after becoming aware), notify the Administrative Agent and the Calculation Agent of any of the following events if such event would reasonably be likely to result in a Material Adverse Effect: (i) any change in the financial condition or business of the Borrower; (ii) any default under any material agreement, contract, or other instrument to which the Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by the Borrower; or (iii) any uninsured claim against or affecting the Borrower or any of its properties.

(c) The Borrower shall promptly (and in no event later than the third Business Day thereafter) notify the Administrative Agent and the Calculation Agent upon (i) the receipt of any notice from, or the taking of any other action by, the holder of the Borrower’s promissory notes, debentures or other evidences of Indebtedness with respect to a claimed default involving a principal amount of Indebtedness in excess of $5,000,000, together with, to the extent the default is not cured at such time, a detailed statement by a Responsible Officer of such Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action it is taking or proposes to take with respect thereto, but only if such alleged default or event of default (if it were true) would also be a Default or Event of Default; (ii) any dispute between it and any Governmental Authority or any other Person which has had or would be reasonably likely to have a Material Adverse Effect; and (iii) any bankruptcy, insolvency or liquidation event with respect to the Borrower.

(d) Each Credit Party shall promptly (and in no event later than the second Business Day thereafter) notify the Administrative Agent of the acquisition of any Margin Stock, in which case such Credit Party shall (if requested by the Administrative Agent) deliver a Form FR U-1 to the Administrative Agent (it being understood and agreed that thereafter such Credit Party will also, from time to time, upon reasonable request of the Administrative Agent, provide an updated Form FR U-1 (or its equivalent)).

8.6 Compliance with Constituent Documents. The Borrower will use the Proceeds of any Portfolio Investment only for such purposes as are permitted by its Constituent Documents. The Borrower shall perform and observe, in all material respects, to the extent party thereto, the obligations under the Operating Agreements and any other Constituent Documents on its part to be performed or observed.

8.7 Books and Records; Access. Upon reasonable prior written notice from the Administrative Agent, the Borrower, at its own expense, will arrange for a telephone or video conference with senior management on behalf of the Borrower during ordinary business hours to discuss the Borrower’s portfolio and performance; provided that, so long as no Event of Default has occurred and is continuing, the Administrative Agent, the Calculation Agent and the Lenders shall only be permitted to request such a conference one time in any 12-month period.

8.8 Compliance with Law. Each of the Credit Parties will comply with all material Laws, including the Investment Company Act, ERISA, the Internal Revenue Code and Section 619 of the Dodd-Frank Act and the implementing regulations promulgated thereunder, except to the extent non-compliance would not result in a Material Adverse Effect.

8.9 Insurance. Each Credit Party will maintain insurance of such types (if any) and in such amounts as are consistent with customary practices and standards of the industry in which they operate, except to the extent the failure to maintain any such insurance would not result in a Material Adverse Effect.

8.10 Authorizations and Approvals. Each of the Credit Parties will promptly obtain, from time to time at its own expense, all such material governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Credit Party to comply with its obligations hereunder, under each other Loan Document to which it is a party and under its Constituent Documents, except to the extent the failure to maintain any such governmental licenses, authorizations, consents, permits or approvals (solely with respect to its Constituent Documents) would not reasonably be expected to result in a Material Adverse Effect.

8.11 Maintenance of Liens. Each of the Credit Parties will perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Administrative Agent to file and record every instrument and deliver every Filing that the Administrative Agent may reasonably deem necessary in order to perfect and maintain the Administrative Agent’s first priority security interests in and Liens on (subject to Permitted Liens) the Collateral and otherwise to preserve and protect the rights of the Administrative Agent (subject to Permitted Liens) in respect of such first priority security interests and Liens.

8.12 Further Assurances. Subject to Section 12.16, each of the Credit Parties will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and will take any and all such other action as the Administrative Agent and/or the Calculation Agent may, from time to time, reasonably deem necessary or proper for better assuring and confirming unto the Secured Parties the full performance of the terms and conditions of the Credit Parties under the Loan Documents. For the avoidance of doubt, nothing contained in this Section 8.12 shall increase the Obligations of, or reduce the rights of, any Credit Party under the Loan Documents in any material respect.

8.13 Maintenance of Separate Existence. Each Credit Party (if applicable, acting through the General Partner) will at all times, conduct and present itself as a distinct legal entity separate and apart from all Affiliates thereof, including: (a) observing corporate, limited liability company or limited partnership formalities, as applicable, such as maintaining appropriate books and records; (b) not commingling its funds or assets with those of any other Person and not participating in any cash management system with any other Person; (c) retaining at all times the ability to identify its assets separate and distinct from any other entity; (d) has not failed and will not fail to correct any known misunderstanding regarding its identity or the separate identity of any other entity; and (e) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required or permitted by Generally Accepted Accounting Principles.

8.14 [Reserved].

8.15 Valuation.

(a) To the extent that any portion of a Portfolio Investment is written down on the books of the Borrower, the Borrower shall promptly (and in no event later than the third Business Day thereafter) notify the Administrative Agent and the Calculation Agent of the same and shall provide to the Administrative Agent and the Calculation Agent the value of such Portfolio Investment on the books of the Borrower (the “Write-Down Valuation”). To the extent of any discrepancy in the value of any Portfolio Investment between the most recent NAV or the Write-Down Valuation, the lowest valuation shall be used for purposes of calculating the Borrowing Base.

(b) In the event that the Calculation Agent or the Required Lenders reasonably believe that the NAV with respect to one or more Portfolio Investments is inaccurate, incomplete or unreliable at any time, the Calculation Agent shall have the right, in the reasonable discretion of the Calculation Agent (or as directed by the Required Lenders), to retain an Approved Valuation Agent to value such Portfolio Investment(s) in accordance with standard market practice for assets of the type being appraised (such appraisal, an “Adjustment Appraisal”); provided, that (i) the Borrowers shall not be required to pay for any such Adjustment Appraisal to the extent that such appraisal does not result in an Appraisal Adjustment (as defined below) pursuant to this clause (b), (ii) the Calculation Agent (whether or not acting at the direction of the Required Lenders) shall not retain an

Approved Valuation Agent to conduct more than two (2) Calculation Agent Adjustment Appraisals in any calendar year and (iii) there may not be more than two (2) Adjustment Appraisals in any calendar year. To the extent that any such Adjustment Appraisal results in a valuation of the applicable Portfolio Investment(s) that is less than 80% of the NAV of such Portfolio Investment(s) in effect immediately prior to such appraisal (after giving effect to any distributions or contributions relating to such Portfolio Investment(s)), then, the value of such Portfolio Investment(s) used to calculate the NAV shall be the value determined by such appraisal solely for purposes of calculating the Borrowing Base (the “Appraisal Adjustment”) until the subsequent delivery of financial statements pursuant to Section 8.1(a) or Section 8.1(b) with an effective date that is later than the effective date of such appraisal, at which time such Portfolio Investment(s) shall revert to being valued based on the NAV reported in such financial statements.

8.16 Solvency. The Borrower and its Subsidiaries, on a consolidated basis, will be Solvent.

8.17 OFAC Compliance, Investor Procedures and Anti-Corruption Laws. Each Credit Party will maintain in effect and enforce, or remain subject to, policies and procedures reasonably designed to ensure compliance by such Credit Party and their respective directors, officers, employees and agents with Anti-Corruption Laws, anti-money laundering laws and Sanctions. In the event that a Responsible Officer of a Credit Party obtains actual knowledge that an Investor of a Credit Party is the subject of Sanctions, then the Credit Parties will comply with all Laws, including but not limited to Sanctions, with respect to such Investor.

Section 9. NEGATIVE COVENANTS

So long as any Lender has any commitment to lend hereunder, and until payment and performance in full of all of the Obligations (other than contingent indemnification obligations that have not been asserted) under this Credit Agreement and the other Loan Documents, the Borrower agrees that, without the written consent of the Administrative Agent, based upon the approval of the Administrative Agent and the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

9.1 Mergers, Etc. No Credit Party shall merge or consolidate with or into any Person, unless such Credit Party is the surviving entity (or such merger or consolidation is pursuant to a Permitted GP Replacement) and no such merger shall be consummated without prior confirmation from the Administrative Agent that its Liens on the Collateral, after giving effect to such merger, have been preserved, or receipt by the Administrative Agent of documentation it reasonably requires to so preserve such Liens. Additionally, the Borrower shall not take any action to sell or Dispose of all or substantially all of the property of the Borrower, except to the extent the proceeds thereof are used to prepay Obligations in compliance with Section 9.12. In addition, no Credit Party shall merge or consolidate with any person unless the surviving entity assumes all of the obligations of such Credit Party under the Loan Documents to which it is a party thereto and (a) provides written confirmation of such obligations and (b) executes such documentation the Administrative Agent reasonably requests to preserve the Liens on the Collateral and such other documentation as reasonably requested by the Administrative Agent.

9.2 Negative Pledge. Each of the Borrower and the other Credit Parties shall not (and shall not permit any Intermediate Entity to, directly or indirectly, grant, create, incur, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract) upon any of its assets or property, other than Permitted Liens.

9.3 Fiscal Year, Accounting Method, Jurisdiction. The Borrower shall not change its fiscal year without the prior written consent of the Administrative Agent, change its method of accounting other than in accordance with the terms of the applicable Operating Agreement (so long as such method is based on Generally Accepted Accounting Principles) or change its jurisdiction of formation without providing notice of such change to the Administrative Agent within thirty (30) calendar days after such change; provided, that the Borrower may not change its jurisdiction of formation to a jurisdiction that is not the United States or the Cayman Islands without the prior written consent of all Lenders.

9.4 Operating Agreements. Without the prior written consent of the Lenders, no Credit Party or Intermediate Entity shall alter, amend, modify, terminate, or change any provision of its Operating Agreement or certificate of formation (a “Proposed Amendment”) if any such Proposed Amendment would, in a manner that is adverse to the Lenders, affect the debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of the Borrower under the Loan Documents, including relating to any Portfolio Investments or the Collateral in any material respect (each a “Material Amendment”).

9.5 Transfer of the General Partner’s Interest or an Interest in the General Partner. The General Partner shall not Transfer its general partnership interest in the Borrower, subject to Section 9.1, merge with, any entity unless (i) such entity is (or will be after giving effect to such transfer or merger) another direct or indirect wholly-owned subsidiary of Goldman Sachs and (ii) the entity which will replace the existing General Partner has (A) executed such existing or new Loan Documents or any related documents, instruments or certificates as the Administrative Agent may reasonably require in order for the new general partner (or equivalent), to have the same duties, obligations, powers and rights as the existing General Partner and for the Administrative Agent to have the same rights and remedies with respect to the Borrower (including the new general partner) that it had immediately prior to such transfer or merger, and (B) provided items analogous to those provided pursuant to Section 6.1 reasonably requested by the Administrative Agent, to confirm compliance with this Credit Agreement and the other Loan Documents and related matters (the foregoing in this Section 9.5, a “Permitted GP Replacement”).

9.6 ERISA Compliance. No Credit Party (other than a General Partner) shall establish, maintain or contribute to, or, except as could not reasonably be expected to result in a Material Adverse Effect, otherwise have any liability with respect to any Plan. No Credit Party shall take any action, or omit to take any action, which would (a) cause the assets of any Credit Party to constitute Plan Assets or (b) assuming no source of funds used to make the Loans constitutes Plan Assets (unless the applicable Lender is relying on a prohibited transaction exemption, the requirements of which are satisfied), give rise to a nonexempt prohibited transaction under Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject the Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA.

9.7 Dissolution. Without the prior written consent of all Lenders (in their sole discretion), the Borrower shall not take any action to terminate or dissolve the Borrower, and no Pledgor, Account Pledgor or other Intermediate Entity shall take any action to terminate or dissolve such Person.

9.8 Limitations on Distributions. The Borrower shall not make, pay or declare any Distribution (as defined below) (a) at any time except as permitted pursuant to its Constituent Documents or (b) at any time (i) during the existence of a Specified Default or an Event of Default (or where a Specified Default or an Event of Default would result from such Distribution) or (ii) when the LTV Ratio is greater than the Maximum LTV (or would be greater than the Maximum LTV after giving pro-forma effect to such Distribution); provided, that Distributions may be made to any direct or indirect parent entity of the Borrower for the payment of such parent entity’s Tax liabilities attributable to the income of the Borrower or its Subsidiaries. “Distribution” means any distributions (whether or not in cash) on account of any partnership interest, membership interest or other equity interest in the Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such partnership interest, membership interest or other equity interest (it being acknowledged that this Section 9.8 does not restrict the General Partner or its Affiliates from receiving any fees payable to it pursuant to the Constituent Documents or agreements of the Borrower to the extent such fees are paid from sums or monies not constituting Collateral).

9.9 Limitations on Indebtedness. The Borrower shall not (and shall not permit any Intermediate Entity to), directly or indirectly incur, permit, be liable for or suffer to exist any Indebtedness, other than (i) Indebtedness incurred pursuant to this Credit Agreement, (ii) Indebtedness under Hedging Agreements, (iii) any obligation (or any guaranty of such obligation by any Subsidiaries) to pay the deferred purchase price with respect to, and any letters of credit entered into in support of, any Private Asset owned by the Borrower (collectively, “Deferral Obligations”), (iv) (x) Indebtedness of one or more Intermediate Entities (other than Upper Tier Intermediate Entities) that directly or indirectly hold Direct Infrastructure Investments, and (y) subject to the prior written consent of the Administrative Agent, Indebtedness of one or more Upper Tier Intermediate Entities that directly or indirectly hold Direct Infrastructure Investments (any Indebtedness described in the foregoing clauses (x) and (y), “Direct Infrastructure Intermediate Entity Debt”), or (v) Indebtedness of one or more Intermediate Entities that hold Secondaries Investments that (x) are not held directly or indirectly by an Issuer or an Account Pledgor and (y) are not included in the Private Asset Tranche Borrowing Base or the Facility NAV (“Secondaries Investments Permitted Debt”).

9.10 Limitation on Withdrawals from Collateral Accounts. Without the prior written consent of the Calculation Agent, the Account Pledgors shall not make or cause the making of any withdrawal or transfer of funds constituting Collateral from any Collateral Account if a Cash Control Event has occurred and is continuing unless such withdrawal shall be applied to any payment of Obligations or to eliminate or reduce the circumstances giving rise to such Cash Control Event.

9.11 [Reserved].

9.12 Limitations on Dispositions. The Borrower shall not Dispose of any Equity Interests in any Intermediate Entity or Dispose of any Portfolio Investments, or permit any Intermediate Entity to Dispose of any Portfolio Investments, without the consent of the Administrative Agent and the Required Lenders, unless each of the following conditions are satisfied: (i) such Disposition is for fair value in an arm’s length transaction; (ii) either (x) such Disposition, after giving pro forma effect to any reduction of the applicable Borrowing Base that would result therefrom, would not result in a required mandatory prepayment pursuant to Section 2.1(d) or (y) such Disposition is for one hundred percent (100%) cash or Permitted Investments; (iii) immediately prior to and after giving effect to such Disposition, no Specified Default or Event of Default shall have occurred or be continuing and (iv) following such Disposal, no Change of Control pursuant to clause (c) of the definition of “Change of Control” shall occur.

9.13 Anti-Corruption Compliance and Sanctions Compliance. The Borrower shall not directly or, to its knowledge, indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws in any material respect; (b) to fund any activities or business of or with any Person, or in any country or territory that, at the time of such funding, is, or whose government is, the subject of Sanctions except to the extent permitted for a Person required to comply with Sanctions; or (c) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

Section 10. EVENTS OF DEFAULT

10.1 Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) (i) the Borrower shall fail to pay when due any principal of the Obligations, including any failure to pay any amount required to be paid by it under, and at the times specified in, Section 2.1(d) and such failure under this clause (i) shall continue for one (1) Business Day following the date the Administrative Agent notifies the Borrower in writing of such failure (except for the failure to pay the Obligations in full on the Maturity Date, for which no notice shall be required); or (ii) the Borrower shall fail to pay when due any interest on the Obligations, and such failure under this clause (ii) shall continue for three (3) Business Days following the date the Administrative Agent notifies the Borrower in writing of such failure (except for the failure to pay the Obligations in full on the Maturity Date, for which no notice shall be required) unless (A) the default was caused solely by error or omission of an administrative or operational nature and (B) funds were available to enable the Borrower to make the payment when due, in which case such period shall be extended by one (1) additional Business Day;

(b) the Borrower fails to make any payment required under any Loan Documents (other than as referred to in clause (a) above) and such failure continues unremedied for three (3) Business Days following the date the Administrative Agent notifies the Borrower in writing of such failure, unless (A) the default was caused solely by error or omission of an administrative or operational nature and (B) funds were available to enable the Borrower to make the payment when due, in which case such period shall be extended by one (1) additional Business Day;

(c) default shall occur in the performance of the covenants and agreements (i)(A) contained in Section 5.1 or Section 5.2 or Section 9 other than (x) Section 9.4 and Section 9.10 or (B) by any Material Borrower Party contained in any other Loan Document (only to the extent corresponding to the Credit Agreement Sections set forth in this Section 10.1(c)); (ii) contained in Section 9.4, and such default continues for five (5) Business Days; or (iii) contained in Section 9.10, and such default continues for three (3) Business Days after the earlier of (x) written notice thereof is delivered to the Borrower by the Administrative Agent or (y) a Responsible Officer of a Credit Party obtains actual knowledge thereof;

(d) any Borrower or Intermediate Entity defaults in the payment of any Portfolio Investment Obligations in an aggregate amount greater than $3,500,000, and such default shall continue after any required notice for more than the applicable period of grace under the relevant Portfolio Investment Documents;

(e) any representation or warranty made by or on behalf of a Material Borrower Party under this Credit Agreement (other than the representation and warranty contained in Section 7.23), or any of the other Loan Documents, or in any certificate or statement furnished or made to the Lenders by a Material Borrower Party pursuant hereto, or, in connection with this Credit Agreement or any of the other Loan Documents, shall prove to be misleading, untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty, if capable of cure, shall not have been cured within thirty (30) days after the earlier of (i) written notice thereof is delivered to the Borrower by the Administrative Agent or (ii) a Responsible Officer of a Credit Party obtains actual knowledge thereof;

(f) any Material Borrower Party fails to keep or perform any covenant or other agreement contained in any Loan Document (other than as referred to in clause (a), clause (b), clause (c) or clause (d) above) and such failure continues unremedied for twenty (20) Business Days after the earlier of (i) written notice thereof is delivered to the Borrower by the Administrative Agent or (ii) a Responsible Officer of a Credit Party obtains actual knowledge thereof (provided that such twenty (20) Business Day period shall not apply in respect of covenants of the Material Borrower Parties requiring notices to be provided by the Borrower, but a three (3) day grace period shall apply);

(g) other than (x) in compliance with the provisions of this Credit Agreement, or (y) as a result of any action or inaction by the Administrative Agent or other Secured Party, any of the Loan Documents executed by any Material Borrower Party: (i) shall cease, in whole or in any material part, to be legal, valid, binding agreements enforceable against such Material Borrower Party, as the case may be, in accordance with the terms thereof;

(ii) shall in any way be terminated or become or be declared, in writing, ineffective or inoperative except in accordance with the terms thereof; or (iii) shall fail or cease to create a valid, perfected first priority Lien or security interest (other than Permitted Liens) on the Collateral in favor of the Administrative Agent intended to be created thereby;

(h) the occurrence or existence of a Specified Default or an event of default by the Borrower (after giving effect to any applicable notice requirement, grace period and standstill period) under one or more agreements or instruments relating to one or more obligations of the Borrower (whether present or future, contingent or otherwise, as principal or surety or otherwise) that permits the holders thereof to accelerate such obligations in respect of Indebtedness in an aggregate amount of not less than the greater of (x) $5,000,000 and (y) 10% of the Borrowing Base under such agreements or instruments; provided, however, that in no event shall such aggregate amount be greater than $10,000,000;

(i) the Borrower or Goldman Sachs & Co. LLC shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets or petition for wind-up; (ii) file a voluntary petition in bankruptcy or admit in writing that it is, or should be deemed to be, unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any proceeding under any Debtor Relief Law; or (vi) take organizational action for the purpose of effecting any of the foregoing;

(j) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization or wind-up of the Borrower or Goldman Sachs & Co. LLC, or appointing a receiver, custodian, trustee, intervenor, or liquidator of the Borrower or Goldman Sachs & Co. LLC of all or substantially all of its assets, in each case under any Debtor Relief Law, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(k) any final judgment(s) for the payment of money in excess of the greater of (x) $5,000,000 and (y) 10% of the Borrowing Base (provided, however, that in no event shall such final judgment exceed $10,000,000) shall be rendered against the Borrower and such judgment is not stayed, discharged or vacated after a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment, unless such judgment is covered by insurance or bonded or unless it is being appealed and the execution of such judgment is stayed during the pendency of such appeal;

(l) any Change of Control shall occur, except to another direct or indirect wholly-owned subsidiary of Goldman Sachs which the Administrative Agent has confirmed is such an Affiliate;

(m) an event shall occur that causes a dissolution or liquidation of any Material Borrower Party other than in accordance with, or as permitted under, the terms of this Credit Agreement; or

(n) Goldman Sachs & Co. LLC and/or an Affiliate thereof shall cease to serve as an investment advisor of the Borrower under any applicable law.

10.2 Remedies Upon Event of Default.

(a) Upon the occurrence and during the continuance of an Event of Default with respect to the Borrower of the type specified in Section 10.1(i), (j), or (m), the entire unpaid balance of its Obligations and the Obligations of the Borrower shall automatically become due and payable, the Maturity Date shall immediately occur and the Maximum Commitment shall immediately be reduced to zero, all without any notice or action of any kind whatsoever.

(b) Upon the occurrence and during the continuation of an Event of Default (other than as set forth in clause (a)), the Administrative Agent may, and shall, at the request of the Required Lenders, do any one or more of the following: (i) declare the entire unpaid balance of the Obligations of the Borrower immediately due and payable, whereupon they shall be due and payable; (ii) declare the Maturity Date to have occurred (whereupon the Maturity Date shall be deemed to have occurred) and reduce to zero the Maximum Commitment, whereupon the Maximum Commitment shall be deemed to have been reduced to zero; or (iii) exercise any other right or seek any other remedy available at law, in equity or otherwise, whether or not provided herein or in any other Loan Document.

(c) Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may and, at the request of the Required Lenders, shall, do any one or more of the following: (i) reduce any related claim to judgment; (ii) exercise the rights of offset or banker’s lien against the interest of the Borrower in and to every account and other property that are in the possession of the Administrative Agent, to the extent of the full amount of the related Obligations (the Borrower being deemed directly obligated to the Administrative Agent and the Lenders in the full amount of such Obligations for such purposes); (iii) realize upon any and all of the rights the Administrative Agent may have in and to the Collateral or any part thereof; and/or (iv) exercise any and all other legal or equitable rights afforded by the Loan Documents, applicable Governmental Rules or otherwise, including but not limited to the right to bring suit or other proceedings before any Governmental Authority either for specific performance of any covenant or other agreement contained in any of the Loan Documents or in aid of the exercise of any right granted to the Lenders or the Administrative Agent in any of the Loan Documents.

10.3 Additional Default Remedies. Upon the occurrence, and during the continuance of any Event of Default, the Administrative Agent may and, at request of the Required Lenders, shall:

(a) (i) take or bring in the name of the Borrower, or that of the Administrative Agent, all actions, suits or proceedings deemed by the Administrative Agent as necessary or desirable to effect possession or collection of the Collateral, including sums due or paid thereon; (ii) subject to the provisions of the applicable Constituent Document, make allowances or adjustments of claims with respect to the Collateral; (iii) subject to the provisions of the applicable Constituent Document, compromise any claims with respect to the Collateral; and (iv) remove from the premises of the Borrower all documents, instruments, files or other items with respect to the Collateral (including but not limited to any records with respect to such Collateral);

(b) invoke, in addition to the rights and remedies provided in this Credit Agreement or any other Loan Document, the rights and remedies of a secured party under the UCC and any and all other Governmental Rules;

(c) apply by appropriate judicial proceedings for appointment of a receiver for the Collateral or any part thereof (to which any such appointment the Borrower hereby consents);

(d) take possession of the amounts on deposit from time to time in the Collateral Accounts and apply such amounts as provided in this Credit Agreement; or

(e) take possession and Dispose of all or any portion of the Collateral, at public or private sale, as a unit or in parcels, upon any terms and prices and in any order, free from any claim or right of any kind (the Borrower agrees that, for such purpose, the Administrative Agent on behalf of the Secured Parties, may maintain all or any part of the Collateral on the premises of the Borrower for such period of time as may be reasonably necessary without any charge to the Administrative Agent whatsoever).

In connection with the foregoing clauses (a) through (e), it is expressly agreed that:

(i) prior to taking any such action, the Administrative Agent shall notify the Borrower and the Lenders of the proposed action; provided that any failure to properly notify the Borrower or any Lenders shall not prevent or delay the Administrative Agent’s ability to take such actions;

(ii) regardless of any provision hereof, and with the exception of any liability of the Administrative Agent for damages that are the result solely of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment, the Administrative Agent shall never be liable to the Borrower or any Lender for the failure of the Administrative Agent to collect or for its failure to exercise diligence in the collection, possession, or any transaction concerning, all or any part of the related Collateral;

(iii) the rights, titles, interests, liens and security interests of the Administrative Agent for the benefit of the Secured Parties, are cumulative of all of the rights, titles, interest, liens or security interests which the Administrative Agent may now or at any time hereafter hold regarding the Obligations;

(iv) issuance by the Administrative Agent of a receipt to any Person obligated to pay any amounts to the Borrower in respect of the related Collateral shall be a full and complete release, discharge and acquittance to such Person to the extent of any amount so paid to the Administrative Agent;

(v) the Collateral may be sold or Disposed of in one or more transactions, as the Administrative Agent on behalf of the Secured Parties, deems appropriate;

(vi) any notice of sale, disposition or other action by the Administrative Agent on behalf of the Secured Parties, required by the UCC and sent to the Borrower at the related address for notices set forth herein, or at such other address as has been furnished by the Borrower to the Administrative Agent in accordance herewith and at least ten (10) days prior to such action shall constitute reasonable notice to the Borrower;

(vii) any such notice shall be given in the manner prescribed by or permitted in this Credit Agreement or the other Loan Documents; and

(viii) upon the request of the Administrative Agent, the Borrower will take all actions reasonably requested by the Administrative Agent to prepare the related Collateral for disposition and otherwise reasonably assist the Administrative Agent in the realization of all or any part of such Collateral, at the expense of the Borrower.

The Borrower, to the maximum extent permitted by applicable Law, hereby irrevocably appoints the Administrative Agent as its attorney-in-fact coupled with an interest, and granted by way of security for the obligations of the Borrower owed herein, with full power of substitution and with full authority in place of the Borrower, following the occurrence and during the continuation of an Event of Default to take any and all steps in the name of and on behalf of the Borrower that are necessary or desirable, in the determination of the Administrative Agent, to collect amounts due under the Collateral, including, endorsing the Borrower’s name on checks and other instruments and taking the other actions described in this Section 10.3. The Borrower hereby further agrees that it shall, at the direction of the Administrative Agent following the occurrence and during the continuation of an Event of Default, take all actions reasonably requested by the Administrative Agent to facilitate the exercise of the Administrative Agent’s remedies hereunder.

10.4 Waivers of Notice, Etc. Except as otherwise provided herein, the Borrower and each surety, endorser, guarantor and other party ever liable for payment of any sum or sums of money that may become due and payable, or the performance or any undertaking that may be owed, to the Lenders or the Administrative Agent pursuant to this Credit Agreement, the Notes or any of the other Loan Documents, including the related Obligations, jointly and severally waive demand for payment, presentment, protest, notice of protest and nonpayment or other notice of default, notice of acceleration and notice of intention to accelerate, and agree that its or their liability under this Credit Agreement, the related Notes and the other Loan Documents shall not be affected by any renewal or extension of the time or place of payment or performance hereof, or any indulgences by the Lenders, the Administrative Agent, or by any release or change in any security for the payment of the related Obligations, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

Section 11. AGENCY PROVISIONS

11.1 Appointment and Authorization of Agents.

(a) Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Agents and the Lenders and neither the Borrower nor an Affiliate thereof (each, a “Borrower Party”) or Investor or Affiliate thereof shall have any rights as a third-party beneficiary of the provisions hereof (except as provided in Section 11.10).

(b) Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its sole discretion, to release, discharge and reassign any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and payment in full of all of the Obligations, including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; (ii) pursuant to any express provision of this Credit Agreement; and (iii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b). Notwithstanding the foregoing, upon the payment in full of the Loans under the Liquid Asset Tranche following the Maturity Date in respect of the Liquid Asset Tranche, the security interest and Lien granted solely in respect of the Liquid Asset Investment Custodial Account shall automatically and without further action by any party be released and discharged, and the Administrative Agent shall, at the Borrower’s expense, promptly take such actions and execute such documents as the Borrower may reasonably request to evidence and effect such release.

11.2 Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender Party for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.

11.3 Exculpatory Provisions. In each case in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment, no Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable to any Lender Party for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or, under the circumstances as provided in Sections 10.2 or 12.1 as the Administrative Agent shall believe in good faith shall be necessary or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for therein, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. In each case in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment, no Agent-Related Person shall be responsible to any Lender Party for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender Party or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when the Administrative Agent disburses funds to the Borrower, the Administrative Agent may rely fully upon statements contained in the relevant requests by a Borrower Party.

11.4 Reliance on Communications. In each case in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment, the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email or facsimile message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower Parties, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 12.11(c). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than a payment default under Section 10.1(a)) hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Administrative Agent and the Required Lenders and as is permitted by the Loan Documents. Further, neither the Administrative Agent nor the Calculation Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Section 9 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or the Calculation Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or the Calculation Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.

11.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by such Agent-Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of any Agent-Related Person.

11.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting the obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Neither the Administrative Agent, the Calculation Agent nor any of their Related Parties shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Credit Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Calculation Agent under or in connection with, this Credit Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Calculation Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with (i) the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties and (ii) any appraisals conducted pursuant to Section 8.15(b) that are not paid for by the Borrowers. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

11.8 Agents in Their Individual Capacity. Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of its Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them other than notice actually received with respect to a Default or Event of Default. With respect to the Loans made and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9 Successor Agent. Any Agent may, at any time, resign upon twenty (20) Business Days written notice to the Lenders and the Borrower; provided that the appointment of any successor Administrative Agent shall require the prior written approval of the Required Lenders and the Borrower (such approval of the Borrower not to be unreasonably withheld or delayed); provided, further, that the approval of the Borrower shall not be required during the continuance of an Event of Default. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrower (and so long as no Event of Default has occurred, subject to the consent of the Borrower, not to be unreasonably withheld or delayed), a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement. If no successor agent has accepted appointment as Agent by the date which is twenty (20) Business Days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Agent, shall continue to hold such Collateral, in each case until such time as a successor Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the applicable Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the applicable Lenders appoint a successor agent as provided for above. Following the effectiveness of the Agent’s resignation from its capacity as such, the provisions of this Article and Section 12.5, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent and in respect of the matters referred to in the proviso under clause (i) above. Notwithstanding anything in this Section 11.9 to the contrary, any Agent may subcontract certain of its duties hereunder to a third party so long as the applicable Agent remains primarily liable for the performance of its applicable obligations hereunder.

11.10 Reliance by the Borrower. The Borrower shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to the Borrower, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and the Borrower shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon the Administrative Agent. The Borrower shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Borrower shall have received notice of resignation, and the Borrower shall not be obligated to recognize any successor Administrative Agent until the Borrower shall have received written notification satisfactory to them of the appointment of such successor.

11.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Principal Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

11.12 Acknowledgements of Lenders.

(a) Each Lender hereby agrees that (i) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 11.12 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.

(d) Each party’s obligations under this Section 11.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 12. MISCELLANEOUS

12.1 Amendments. Except as may be otherwise provided in this Credit Agreement and subject to Section 4.3, neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Credit Party is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated (except as set forth below), unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent and the Required Lenders, on the one hand, and such Credit Party on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender directly affected thereby:

(i) reduce or increase the amount or extend the term of the Commitment of such Lender, alter the provisions relating to any fees (or any other payments other than as a result of waiving the applicability of the Default Rate) payable to such Lender, or accelerate or postpone the obligations of any Lender to advance its portion of any Borrowing, as contemplated in Section 2.5;

(ii) extend the time for payment of the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise adversely affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder; or

(iii) alter the manner in which payments or prepayments of the principal of or interest on the Obligations, fees or costs or any other amounts hereunder shall be applied as among the Lenders or types of Loans; and

(b) all Lenders (other than the Defaulting Lenders):

(i) reduce the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(ii) except as otherwise provided in this Credit Agreement, consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Loan Documents;

(iii) amend the definition of “Intermediate Entity”, “Available Loan Amount”, “Borrowing Base”, “Concentration Limit”, “Eligible Investment”, “Material Investment Event”, “Intermediate Entity MAE”, “NAV”, “Maximum LTV” or the definition of any of the defined terms used therein;

(iv) amend the terms of this Section 12.1;

(v) [reserved];

(vi) [reserved]; or

(vii) release all or substantially all Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in, or withdrawal from, the Borrower permitted hereunder or in any other Loan Document.

The Administrative Agent agrees that it will promptly notify the Lenders of any proposed modification or amendment to any Loan Document, and deliver drafts of such proposed modification or amendment to the Lenders prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: (A) no provisions of Section 11 may be waived, amended or modified without the consent of the Administrative Agent, or, to the extent affected thereby, any other Agent; (B) Section 8 and Section 9 specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders and the Administrative Agent that are specified therein as required for a waiver thereof; and (C) no additional Lender shall be appointed as an Arranger or given any similar title without the written consent of the Borrower, the Administrative Agent and the Arrangers. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of the Administrative Agent and the Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; and (2) the Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by the Borrower, if such modification, waiver, or consent is of an administrative nature.

Notwithstanding the foregoing, (a) an Event of Default pursuant to Section 10.1(l) may be waived by the Administrative Agent alone, to the extent that (i) the investment advisor of the Borrower is an Affiliate of Goldman Sachs and (ii) a third party administrator acceptable to the Administrative Agent in its reasonable discretion is appointed and (b) the Administrative Agent and the Borrower may, with the consent of the other (and no other Person), amend, modify or supplement this Credit Agreement and any other Loan Document to (I) cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent or any Lender, (II) cause one or more Loan Documents to be internally consistent or consistent with other Loan Documents and (III) make any change that would provide any additional rights or benefits to the Lenders.

12.2 Sharing of Offsets. Each Lender and the Administrative Agent agree that if it shall, through the exercise of any right of counterclaim, offset, banker’s lien or otherwise, receive payment of a portion of the aggregate amount of principal, interest and fees due to such Lender hereunder which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender hereunder than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to such other Lenders under this Credit Agreement, then such Lender shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations hereunder and thereunder shall be held by each Lender in accordance with its Pro Rata Share of the outstanding Obligations (determined as of the date thereof and regardless of any change in any Lender’s outstanding Obligations caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder).

12.3 Sharing of Collateral. To the extent permitted by applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from the Collateral or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations hereunder and thereunder shall be held by each Lender in accordance with its Pro Rata Share of the outstanding Obligations (determined as of the date hereof and regardless of any change in any Lender’s outstanding Obligations caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Collateral or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in its capacity as a Lender.

12.4 Waiver. No failure to exercise, and no delay in exercising, on the part of any Agent or Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. A waiver on any one or more occasions shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

12.5 Payment of Expenses; Indemnity.

(a) The Borrower hereby agrees to pay (promptly and in all events within thirty (30) days after the receipt of written notice from the Administrative Agent with appropriate supporting documentation) all out-of-pocket costs and expenses of the Administrative Agent and the Calculation Agent (including the reasonable fees and expenses of the Administrative Agent’s and Calculation Agent’s respective designated law firm and respective law firm in each relevant foreign jurisdiction) reasonably and actually incurred by it in connection with the negotiation, preparation, execution and delivery of this Credit Agreement, the Notes, the other Loan Documents, any and all amendments, modifications and supplements thereof or thereto and, if an Event of Default exists, all out-of-pocket costs and expenses of the Administrative Agent (including the attorneys’ reasonable fees and expenses of the Administrative Agent’s one designated law firm and one law firm in each relevant foreign jurisdiction) reasonably and actually incurred by them in connection with the preservation and enforcement of the Administrative Agent’s and the Lenders’ rights under this Credit Agreement, the Notes, and the other Loan Documents.

(b) The Borrower hereby agrees to indemnify each Agent-Related Person, each Lender and each of their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively, the “Indemnitees”) against, and to hold each Indemnitee harmless from any and all losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities and related expenses and counsel fees and expenses (including the counsel fees and expenses incurred in the enforcement of any Loan Documents against the Borrower), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(i) the execution, delivery and enforcement of this Credit Agreement or any other Loan Document or any agreement or instrument contemplated thereby,

(ii) the use or misuse of the proceeds of any Loans to the Borrower,

(iii) the fraudulent actions or misrepresentations of the Borrower or its Affiliates in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents, or any breach by the Borrower of its obligations under this Credit Agreement or any other Loan Document, or

(iv) any claim, litigation, investigation or proceeding relating to any of the foregoing or relating to any transaction contemplated hereby, whether or not any Indemnitee is a party thereto;

provided that such indemnity shall not, as to any Indemnitee, apply to (w) Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim; (x) any such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses arising from the gross negligence, bad faith or willful misconduct of such Indemnitee (or such Indemnitee’s Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact) to the extent so determined by a court of competent jurisdiction in a final and non-appealable judgment; (y) any settlements related to the Credit Agreement or transactions contemplated hereby without the consent of the Borrower (such consent not to be unreasonably withheld or delayed); or (z) disputes solely among two or more Indemnitees that (i) do not involve any act or omission by the Borrower or any of its Affiliates and (ii) are not brought against such Indemnitee in its capacity as an Agent. Except as set forth in the preceding sentence, in no event shall the Borrower or any Secured Party be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever.

(c) WITHOUT LIMITATION OF AND SUBJECT TO THE FOREGOING, THE BORROWER INTENDS AND AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, AND EXPENSES (INCLUDING THE REASONABLE FEES AND EXPENSES OF COUNSEL) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OR CLAIMS OF NEGLIGENCE OF SUCH OR ANY OTHER INDEMNITEE OR ANY STRICT LIABILITY OR CLAIMS OF STRICT LIABILITY.

(d) The provisions of this Section 12.5 shall survive termination of this Credit Agreement, and shall remain operative and in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the occurrence of the Maturity Date, the invalidity, illegality, or unenforceability of any term or provision of this Credit Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or the Lenders. All amounts due under this Section 12.5 shall be payable promptly (and in all events within thirty (30) days) upon written demand therefor.

12.6 Notice.

(a) Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery or other facsimile transmission, on the day (or if delivered on a day that is not a Business Day, on the first Business Day after such day) and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; (c) if by FedEx or other internationally recognized reputable express mail service for next Business Day scheduled delivery, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (d) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (e) if by email, approved in Section 12.6(b).

If to the Borrower:

At the address specified with respect thereto on Schedule I hereto

With copies (which shall not be deemed to be notice hereunder) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Abraham Rudy

Telephone: (212) 859-8347

Fax: (212) 859-4000

E-mail: Abraham.rudy@friedfrank.com

If to the Administrative Agent:

Société Générale

245 Park Avenue

New York, NY 10167

Attention: Marissa Tai

Telephone: (212) 278-5819

E-mail: marissa.tai@sgcib.com; us-glba-csf-snf-csg@sgcib.com

If to the Calculation Agent:

Société Générale

245 Park Avenue

New York, NY 10167

Attention: Marissa Tai

Telephone: (212) 278-5819

E-mail: marissa.tai@sgcib.com; us-glba-csf-snf-csg@sgcib.com

If to the Lenders:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Acceptance Agreement of such Lender.

Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from the Borrower not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b) Electronic Communication. Notices and other communications to the Lenders or any other person hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent or the Calculation Agent, as applicable; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent and the Borrower that it is incapable of receiving such notices by electronic communication. The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7 Governing Law. The laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Credit Agreement and all of the other Loan Documents (unless otherwise stated therein).

12.8 Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any Credit Party with respect to this Credit Agreement, the Notes or the other Loan Documents (unless otherwise stated therein) or any judgment entered by any court in respect thereof, shall be brought exclusively in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, and each Credit Party hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by the applicable party by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9 Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10 Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11 Parties Bound; Assignment.

(a) Parties Bound. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that, except as expressly permitted hereby, no Credit Party may assign or otherwise transfer any of its respective rights under this Credit Agreement without the prior written consent of all the Lenders.

(b) Participations. Any Lender may (subject to compliance with the provisions of this Section 12.11) at any time grant to one or more banks or other institutions (each a “Participant”) a participating interest in its Commitment or any or all of its Principal Obligations. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall retain the sole right and responsibility to enforce and exercise any rights and perform its obligations hereunder and under the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations including the right to approve any amendment, modification or waiver of any provision of this Credit Agreement. The voting rights of each Participant shall be limited to (i) reductions or increases in the amount, or altering the term, of the Commitment of such Participant, (ii) changes to the Maturity Date or (iii) reductions in interest rate. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4 and Section 5.3 with respect to its participating interest, to the extent that such Participant complies with the requirements of such Sections (it being understood that the documentation required under Section 4.1(e) shall be delivered to the granting Lender), as if it were a Lender; provided that in no event shall the Borrower be obligated to pay to such Participant amounts greater than those the Borrower would have been required to pay to the granting Lender in the absence of such participation, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Credit Agreement only to the extent of a participating interest which is permitted in accordance with this subsection (b). Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as non- fiduciary agent of the Borrower, record in a register maintained by such Lender the name and, and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Assignments. Any Lender may (at its expense) at any time assign to one or more Eligible Assignees (an “Assignee”) all, or a proportionate part of all (in a constant, not varying, percentage), of its rights and obligations under this Credit Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Acceptance Agreement; provided that:

(i) this Section 12.11(c) shall not restrict an assignment or other transfer by any Lender to a Federal Reserve Bank, but no such assignment to a Federal Reserve Bank shall release the assigning Lender from its obligations hereunder;

(ii) except in the case of an assignment to another Lender, or the assignment of all of a Lender’s rights and obligations under this Credit Agreement, any assignment shall be in a minimum amount of $10,000,000 (unless otherwise consented to by the Administrative Agent, and, other than during the continuance of an Event of Default, the Borrower);

(iii) the assignee shall deliver to the Borrower and the Administrative Agent any applicable certification in accordance with Section 4.1(e); and

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement and pay to the transferor Lender an amount equal to the purchase price agreed between such transferor Lender and such Assignee, and the transferor Lender shall deliver payment of a processing and recordation fee of $5,000 to the Administrative Agent.

(d) Consequences of Assignment. Upon execution and delivery of such Assignment and Acceptance Agreement and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall become party to this Credit Agreement as a Lender and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.

(e) Limitations on Assignments and Participations. Notwithstanding anything in this Section 12.11 to the contrary, each Participant and each Assignee must be a Qualified Purchaser.

(f) Register of Lenders. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its office set forth in Section 12.6 or at such other location as the Administrative Agent shall designate in writing to each Lender and the Borrower, a copy of each Assignment and Acceptance Agreement and delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, and the applicable Commitments of, and principal amounts (and stated interest) of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time, and the name and address of each Lender’s agent for service of process in New York (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each person or entity whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection and copying by the Borrower or any Lender during normal business hours upon reasonable prior notice to the Administrative Agent. A Lender may change its address and its agent for service of process upon written notice to the Administrative Agent, which notice shall be effective upon actual receipt by the Administrative Agent, which receipt will be acknowledged by the Administrative Agent upon request. Upon receipt of any Assignment and Acceptance Agreement, the Administrative Agent shall, if such Assignment and Acceptance Agreement, as the case may be, has been completed, fully-executed and is in the form of Exhibit G, attached hereto: (i) accept such an Assignment and Acceptance Agreement; (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(g) Disclosure of Information. Any Lender may furnish any information concerning any Borrower Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.

(h) Lender Representation. Each Lender represents and warrants that it is (and its Participants, if any, will be) a Qualified Purchaser.

12.12 Lender Removal/Replacement. (a) If for any reason any Lender shall become a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Administrative Agent, the Lenders, or the Borrower at law or in equity, such Lender’s right to vote on matters related to this Credit Agreement, and to participate in the administration of the Loans and this Credit Agreement, shall be suspended during the pendency of such failure or refusal. The Borrower may, upon prior written notice to the Administrative Agent and such Defaulting Lender, with respect to a Lender who does not consent to an amendment or waiver approved by the Administrative Agent and the Required Lenders and which amendment or waiver requires the approval of all Lenders or each affected Lender under Section 12.1 or a Secured Party requesting compensation or indemnification under Section 4.1, 4.3 or 4.4, as the case may be, require such Lender or Secured Party to (i) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.11), all its interests, rights and obligations as a Lender under this Credit Agreement and the other Loan Documents to an Eligible Assignee acceptable to the Administrative Agent or (ii) resign from its obligations as Lender or Secured Party under the Credit Agreement and other Loan Documents and the Borrower may reduce the Maximum Commitment by an amount equal to such Lender or Secured Party’s Commitment and/or prepay the Loans of such Lender on a non-pro rata basis (notwithstanding any other provision of this Credit Agreement); provided that (x) the assigning Lender shall have received payment of an amount equal to the aggregate outstanding principal balance of the Loans funded by it, all accrued and unpaid interest thereon, all accrued and unpaid fees (including the fees payable pursuant to Section 3.5) to which such Lender is entitled and all other Obligations payable to such Lender hereunder, from the assignee (to the extent of such outstanding principal balance, accrued interest and fees) or the Borrower (in the case of all other Obligations) and (y) in the case of any such assignment resulting from a demand for compensation or indemnification under Section 4.1, 4.3 or 4.4, such assignment will result in a reduction in such compensation or payments. Any such assignment shall be made upon not less than five (5) Business Days’ notice delivered by the Borrower to the Defaulting Lender or such other Lender subject to this Section 12.12 and the Administrative Agent. The Defaulting Lender or other Lender required to assign pursuant to this Section 12.12 shall have no duty to procure an assignee.

(b) Subject to subsection (a) above, the Administrative Agent shall have the right, but not the obligation to acquire at par all of such Defaulting Lender’s or other Lender’s Commitment and/or Loans, including its Pro Rata Share (immediately prior to becoming a Defaulting Lender) of the Obligations under this Credit Agreement. In the event that the Administrative Agent does not exercise its right to so acquire all of such Lender’s interests, then each Lender that is not a Defaulting Lender (a “Current Party”) shall then, thereupon, have the right, but not the obligation, to acquire at par (or if more than one Current Party exercises such right, each Current Party shall have the right to acquire, pro rata, at par) such Defaulting Lender’s Commitment and/or Loans, including its Pro Rata Share (immediately prior to becoming a Defaulting Lender) of the outstanding Obligations under this Credit Agreement.

12.13 Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no event shall the rate of interest payable by the Borrower with respect to any Obligation exceed the Maximum Rate.

12.14 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15 Survival. All representations and warranties made by the Borrower herein shall survive delivery of the Notes and the making of the Loans.

12.16 Full Recourse. Notwithstanding anything in this Credit Agreement or the other Loan Documents to the contrary, the Obligations shall be fully recourse to the Borrower.

12.17 Availability of Records; Confidentiality. (a) The Borrower acknowledges and agrees that the Agents may provide to the Lenders, and that the Agents and each Lender may provide to any Affiliate thereof or Participant or Assignee or proposed Participant or Assignee that is an Eligible Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel, insurers and agents or any other Person as deemed necessary or appropriate in any Agent’s or Lender’s reasonable judgment, provided that such party is advised of the confidential nature of such information and has been instructed to keep such information confidential, originals or copies of this Credit Agreement, all Loan Documents and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of any Borrower Party or received by an Agent or a Lender in connection with the Principal Obligations, the Commitments or any Borrower Party; provided that, prior to any such delivery or communication, the Agent, Affiliate of an Agent, Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Confidential Information; (b) the Borrower, the Agents and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, any structural or financial information delivered by the Investors, the amounts of their respective Investor capital commitments and details regarding their investments under the Operating Agreements (collectively, the “Investor Information”) may be delivered and, if delivered, have been and will be delivered on a confidential basis; and (y) information with respect to Portfolio Investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Portfolio Investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to Portfolio Investments shall be subject to the provisions of this Section 12.17; and (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such Person from disclosing any Confidential Information: (i) to their respective accountants, lawyers and regulators that have been instructed to keep such information confidential, (ii) with the prior written consent of the Borrower, (iii) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party, (iv) in connection with any audit by an independent public accountant of such party, provided that such auditor thereto agrees to keep such information confidential, (v) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit, (vi) as otherwise specifically required by applicable Laws or by any subpoena or similar legal process, (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (viii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 12.17 or (B) becomes available to such Person on a non-confidential basis from a source other than the Borrower, (ix) to any rating agency and to any officers, directors, employees, accountants or attorneys of the rating agency, provided that with respect to this clause (ix), such recipient has been advised of the confidential nature of such information, has been instructed to keep such information confidential and has agreed to keep such information confidential, and (x) which relates to the tax treatment and tax structure of the transactions contemplated hereby, including all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure, to taxing authorities.

12.18 USA PATRIOT Act Notice; Etc. Each Lender that is subject to the requirements of the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.

12.19 Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

12.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

12.21 Lender ERISA Representations. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and Arrangers and any Affiliate thereof, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using Plan Assets of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans the Commitments and this Credit Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 85-414), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and Arrangers and any Affiliate thereof, and not, for the avoidance of doubt, to or for the benefit of the Borrower that none of the Administrative Agent or Arrangers or any Affiliate thereof is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto).

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

Borrower:

G-INFRA LP

By: G-INFRA GP ADVISORS LLC, its general partner

By:	/s/ Paul Bothner
Name: Paul Bothner
Title: Director

[Signature Page to Credit Agreement]

Direct Infrastructure Account Pledgor:

G-INFRA AM PRIVATE INVESTMENTS LP

By: G-INFRA GP ADVISORS LLC, its general partner

By:	/s/ Paul Bothner
Name: Paul Bothner
Title: Director

[Signature Page to Credit Agreement]

Secondaries Account Pledgors:

G-INFRA XIG US INVESTMENTS (DCB) LLC

By: G-INFRA GP ADVISORS LLC, its manager

By:	/s/ Paul Bothner
Name: Paul Bothner
Title: Director

G-INFRA XIG NON-US INVESTMENTS (FCB) LP, a Cayman Islands exempted limited partnership

By: G-INFRA GP ADVISORS LLC, its general partner

By:	/s/ Paul Bothner
Name: Paul Bothner
Title: Director

[Signature Page to Credit Agreement]

Delaware Issuer:

G-Infra XIG US Investments (DCB) AB LLC

By: G-INFRA GP ADVISORS LLC, its manager

By:	/s/ Paul Bothner
Name: Paul Bothner
Title: Director

[Signature Page to Credit Agreement]

Cayman Issuers:

G-Infra XIG Non-US Investments (FCB) AB LP, a Cayman Islands exempted limited partnership

By: G-INFRA GP ADVISORS LLC, its general partner

By:	/s/ Paul Bothner
Name: Paul Bothner
Title: Director

G-INFRA XIG NON-US INVESTMENTS (FCB) II AB LP, a Cayman Islands exempted limited partnership

By: G-INFRA GP ADVISORS LLC, its general partner

By:	/s/ Paul Bothner
Name: Paul Bothner
Title: Director

[Signature Page to Credit Agreement]

Issuer Pledgor

G-INFRA XIG US CREDIT INVESTMENTS AB LLC

By:	G-INFRA GP ADVISORS LLC, its manager

By:	/s/ Paul Bothner
Name: Paul Bothner
Title: Director

[Signature Page to Credit Agreement]

Liquid Asset Account Pledgor:

G-INFRA LIQUIDITY INVESTMENTS LP, a Cayman Islands exempted limited partnership

By:	G-INFRA GP ADVISORS LLC, its general partner

By:	/s/ Paul Bothner
Name: Paul Bothner
Title: Director

[Signature Page to Credit Agreement]

Acknowledged and Agreed with respect to Section 5.5:

General Partner:

G-INFRA GP ADVISORS LLC

By:	/s/ Paul Bothner
Name: Paul Bothner
Title: Director

[Signature Page to Credit Agreement]

SOCIÉTÉ GÉNÉRALE, as Administrative Agent, Calculation Agent and Lender

By:	/s/ Julien Gimbrere
Name: Julien Gimbrere
Title: MD

Lender Notice Information:

Société Générale

245 Park Avenue
New York, NY 10167
Attention: Marissa Tai
Telephone: (212) 278-5819
E-mail: marissa.tai@sgcib.com; us-glba-csf-snf-csg@sgcib.com

[Signature Page to Credit Agreement]